                                                                   Exhibit 10.20



                           LOAN AND SECURITY AGREEMENT



                            Office Centre Corporation


                                      with


                       First Union National Bank, as Agent

                                       and

                           the Financial Institutions
                   Now or Hereafter Parties Hereto, as Lenders


                            Dated as of July 9, 1998



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              TABLE OF CONTENTS

                                                                          PAGE

SECTION 1.  DEFINITIONS AND INTERPRETATION...................................1
    1.1     TERMS DEFINED....................................................1
    1.2     ACCOUNTING PRINCIPLES...........................................14

SECTION 2.  THE LOANS.......................................................15
    2.1     REVOLVING CREDIT - DESCRIPTION..................................15
    2.2     ADVANCES, CONVERSIONS, RENEWALS AND PAYMENTS....................16
    2.3     REVOLVING CREDIT INTEREST.......................................20
    2.4     ADDITIONAL INTEREST PROVISIONS..................................23
    2.5     FEES............................................................24
    2.6     LIBOR BASED RATE LOAN PREPAYMENTS...............................25
    2.7     USE OF PROCEEDS.................................................25
    2.8     INDEMNITY.......................................................25
    2.9     CAPITAL ADEQUACY................................................25

SECTION 3.  COLLATERAL......................................................25
    3.1     DESCRIPTION.....................................................25
    3.2     LIEN DOCUMENTS..................................................26
    3.3     OTHER ACTIONS...................................................27
    3.4     SEARCHES AND CERTIFICATES.......................................27
    3.5     LANDLORD'S AND WAREHOUSEMAN'S WAIVERS...........................28
    3.6     FILING SECURITY AGREEMENT.......................................28
    3.7     POWER OF ATTORNEY...............................................28

SECTION 4.  CLOSING AND CONDITIONS PRECEDENT TO ADVANCES....................28
    4.1     RESOLUTIONS, OPINIONS, AND OTHER DOCUMENTS......................28
    4.2     ABSENCE OF CERTAIN EVENTS.......................................29
    4.3     WARRANTIES AND REPRESENTATIONS AT CLOSING.......................29
    4.4     COMPLIANCE WITH THIS AGREEMENT..................................30
    4.5     OFFICERS' CERTIFICATE...........................................30
    4.6     CLOSING.........................................................30
    4.7     WAIVER OF RIGHTS................................................30

SECTION 5.  REPRESENTATIONS AND WARRANTIES..................................31
    5.1     CORPORATE ORGANIZATION AND VALIDITY.............................31
    5.2     PLACES OF BUSINESS..............................................32
    5.3     PENDING LITIGATION..............................................32
    5.4     TITLE TO PROPERTIES.............................................32
    5.5     GOVERNMENTAL CONSENT............................................32
    5.6     TAXES...........................................................32
    5.7     FINANCIAL STATEMENTS............................................32
    5.8     FULL DISCLOSURE.................................................33

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    5.9     SUBSIDIARIES......................................................33
    5.10    GUARANTEES, CONTRACTS, ETC........................................33
    5.11    GOVERNMENT REGULATIONS, ETC.......................................33
    5.12    BUSINESS INTERRUPTIONS............................................34
    5.13    NAMES.............................................................35
    5.14    OTHER ASSOCIATIONS................................................35
    5.15    ENVIRONMENTAL MATTERS.............................................35
    5.16    REGULATION O......................................................36
    5.17    CAPITAL STOCK.....................................................36
    5.18    SOLVENCY..........................................................37
    5.19    INTERRELATEDNESS OF BORROWER AND OBLIGORS.........................37
    5.20    INVESTMENT COMPANY................................................37
    5.21    YEAR 2000 ISSUE...................................................37

SECTION 6.  BORROWER'S AFFIRMATIVE COVENANTS..................................37
    6.1     PAYMENT OF TAXES AND CLAIMS.......................................37
    6.2     MAINTENANCE OF PROPERTIES AND CORPORATE EXISTENCE.................38
    6.3     BUSINESS CONDUCTED................................................39
    6.4     LITIGATION........................................................39
    6.5     ISSUE TAXES.......................................................40
    6.6     BANK ACCOUNTS.....................................................40
    6.7     EMPLOYEE BENEFIT PLANS............................................40
    6.8     FINANCIAL COVENANTS...............................................40
    6.9     FINANCIAL AND BUSINESS INFORMATION................................41
    6.10    OFFICERS' CERTIFICATES............................................43
    6.11    AUDITS AND INSPECTION.............................................43
    6.12    TAX RETURNS AND REPORTS...........................................44
    6.13    INFORMATION CONCERNING BORROWER AND CONSOLIDATED ENTITIES.........44
    6.14    MATERIAL ADVERSE DEVELOPMENTS.....................................44
    6.15    PLACES OF BUSINESS................................................44
    6.16    ACCOUNT VERIFICATION..............................................45
    6.17    YEAR 2000 UNDERTAKING.............................................45

SECTION 7.  BORROWER'S NEGATIVE COVENANTS:....................................45
    7.1     ASSET SALE, MERGER, CONSOLIDATION, DISSOLUTION OR LIQUIDATION.....45
    7.2     ACQUISITIONS......................................................45
    7.3     LIENS AND ENCUMBRANCES............................................45
    7.4     TRANSACTIONS WITH AFFILIATES OR SUBSIDIARIES......................47
    7.5     GUARANTEES........................................................47
    7.6     DISTRIBUTIONS, REDEMPTIONS AND OTHER INDEBTEDNESS.................47
    7.7     LOANS AND INVESTMENTS.............................................48
    7.8     USE OF LENDER'S NAME..............................................48
    7.9     MISCELLANEOUS COVENANTS...........................................48

SECTION 8.  DEFAULT...........................................................49
    8.1     EVENTS OF DEFAULT.................................................49



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    8.2     CURE..............................................................51
    8.3     RIGHTS AND REMEDIES ON DEFAULT....................................51
    8.4     NATURE OF REMEDIES................................................53
    8.5     SET-OFF...........................................................53

SECTION 9.  AGENT.............................................................53
    9.1     APPOINTMENT AND AUTHORIZATION.....................................53
    9.2     GENERAL IMMUNITY..................................................53
    9.3     CONSULTATION WITH COUNSEL.........................................54
    9.4     DOCUMENTS.........................................................54
    9.5     RIGHTS AS A LENDER................................................54
    9.6     RESPONSIBILITY OF AGENT...........................................54
    9.7     COLLECTIONS AND DISBURSEMENTS.....................................54
    9.8     INDEMNIFICATION...................................................55
    9.9     EXPENSES..........................................................56
    9.10    NO RELIANCE.......................................................56
    9.11    REPORTING.........................................................56
    9.12    REMOVAL OF AGENT..................................................56
    9.13    ACTION ON INSTRUCTIONS OF LENDERS.................................57
    9.14    SEVERAL OBLIGATIONS...............................................57
    9.15    CONSENT OF LENDERS TO AGENT'S RIGHTS..............................57
    9.16    PARTICIPATIONS AND ASSIGNMENTS....................................59

SECTION 10. MISCELLANEOUS.....................................................60
    10.1    GOVERNING LAW.....................................................60
    10.2    INTEGRATED AGREEMENT..............................................60
    10.3    WAIVER............................................................60
    10.4    INDEMNITY.........................................................60
    10.5    TIME..............................................................61
    10.6    EXPENSES OF AGENT.................................................61
    10.7    BROKERAGE.........................................................61
    10.8    NOTICES...........................................................62
    10.9    HEADINGS..........................................................62
    10.10   SURVIVAL..........................................................63
    10.11   SUCCESSORS AND ASSIGNS............................................63
    10.12   DUPLICATE ORIGINALS...............................................63
    10.13   MODIFICATION......................................................63
    10.14   SIGNATORIES.......................................................63
    10.15   THIRD PARTIES.....................................................63
    10.16   DISCHARGE OF TAXES, BORROWER'S OBLIGATIONS, ETC...................63
    10.17   WITHHOLDING AND OTHER TAX LIABILITIES.............................64
    10.18   CONSENT TO JURISDICTION...........................................64
    10.19   WAIVER OF JURY TRIAL..............................................64


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                                  EXHIBIT LIST
                                  ------------

Exhibit A              --               Form of Blocked Account Notice
Exhibit B              --               Form of Borrowing Base Certificate
Exhibit C              --               Form of Security Agreement
Exhibit D              --               Form of Surety Agreement
Exhibit E              --               Form of Revolving Credit Note
Exhibit F              --               Form of Advanced Request Form
Exhibit G              --               Form of Compliance Certificate

                                    SCHEDULES
                                    ---------

Schedule A          --     Blocked Accounts
Schedule 5.1        --     States of Qualifications
Schedule 5.2        --     Places of Business
Schedule 5.3        --     Judgments, Proceedings, Litigation and Orders
Schedule 5.4        --     Existing Liens and Claims
Schedule 5.7        --     Borrower's Federal Tax Identification Numbers
Schedule 5.9        --     Subsidiaries and Affiliates
Schedule 5.10       --     Existing Guaranties, Investments, Leases and
                           Employment Agreements
Schedule 5.11(c)    --     Employee Benefit Plans
Schedule 5.13(a)    --     Schedule of Names
Schedule 5.13(b)    --     Trademarks, Patents and Copyrights
Schedule 5.14       --     Other Associations
Schedule 5.15       --     Environmental Matters
Schedule 5.17       --     Capital Stock
Schedule 7.6        --     Indebtedness
Schedule 10.8       --     Addresses of Lenders





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                           LOAN AND SECURITY AGREEMENT
                           ---------------------------


         This Loan and Security Agreement ("Agreement") is dated this 9th day of July, 1998, by and among Office Centre Corporation, a Delaware corporation ("Borrower") and First Union National Bank, a national banking association, as Agent ("Agent") and the financial institutions now or hereafter parties hereto, as Lenders (collectively, the "Lenders" and severally each a "Lender").


                                   BACKGROUND
                                   ----------

         A. Borrower desires to establish financing arrangements with Lenders and Lenders are willing to make loans and extensions of credit to Borrower under the terms and provisions hereinafter set forth.

         B. The parties desire to define the terms and conditions of their relationship in writing.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:


                    SECTION 1. DEFINITIONS AND INTERPRETATION

         1.1 TERMS DEFINED: As used in this Agreement, the following terms have the following respective meanings:

         ACCOUNT - All of the "accounts" (as that term as defined in Section 9106 of the UCC) of Borrower or any other Obligor, whether now existing or hereafter existing.

         ACCOUNT DEBTOR - Any Person obligated on any Account owing to an Obligor.

         ACQUIRED ENTITY - Any Person acquired by Borrower or any other Obligor pursuant to, or formed or created by Borrower or any other Obligor for the purpose of making, a Permitted Acquisition.

         ADDITIONAL GUARANTOR - Each Acquired Entity and any other Person that executes and delivers Surety Documents to Lender.

         ADJUSTED BASE RATE MARGIN - Section 2.3(b).

         ADJUSTED LIBOR RATE - For any LIBOR Interest Period, as applied to a LIBOR Based Rate Loan, the rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) determined pursuant to the following formula:


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         Adjusted Libor Rate =          Libor Rate
                                 ---------------------------
                                  (1 - Reserve Percentage)

For purposes hereof, "Libor Rate" shall mean the arithmetic average of the rates of interest per annum (rounded upwards, if necessary to the next 1/16 of 1%) reported on Telerate display page 3750 (or if not so reported, then as determined by Agent from a comparable replacement) at which Agent is offered deposits of United States Dollars in the London interbank market on or about eleven o'clock (11:00) a.m. London time, two (2) London Business Days prior to the commencement of such LIBOR Interest Period on amounts substantially equal to such LIBOR Based Rate Loan as to which Borrower may elect the Adjusted LIBOR Rate to be applicable with a maturity of comparable duration to the LIBOR Interest Period selected by Borrower for such LIBOR Based Rate Loan.

         ADJUSTED LIBOR RATE MARGIN - Section 2.3(d).

         ADVANCE(S) - Any monies advanced or credit extended to Borrower by Lenders (or by Agent or the Initial Lender on their behalf pursuant to the terms hereof) under the Revolving Credit.

         AFFILIATE - As to any Person, (i) any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (ii) any other Person who is a director or executive officer (A) of such Person, (B) of any Subsidiary of such Person or (C) of any Person described in clause (i) above. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 5% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         AGREEMENT - This Loan and Security Agreement, as it may be amended, supplemented, modified or replaced from time to time.

         ASSET SALE - The sale, transfer, lease, license or other disposition by any Consolidated Entity to any Person (other than to another Consolidated Entity to the extent not prohibited hereby) of any Property (including without limitation stock of other Persons), now owned or hereafter acquired, of any kind or nature whatsoever in any transaction or series of related transactions.

         AUTHORIZED OFFICER - Any officer of Borrower authorized by specific resolution of Borrower to request Advances as set forth in the incumbency certificate referred to in Section 4.1(e) of this Agreement.

         BANK AFFILIATE - Any bank that is controlled by a Lender. A bank shall be deemed controlled by a Lender if (i) such Lender, directly or indirectly, or acting through one or more other Persons owns, controls or has power to vote twenty five percent (25%) or more of any class of voting securities of the bank; or (ii) such Lender controls in any manner the election of a majority of the directors or trustees of the bank.

         BASE RATE - The Prime Rate of Agent.

         BASE RATE LOANS - Loans under the Revolving Credit subject to interest calculated under


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the terms hereof based on the Base Rate.

         BLOCKED ACCOUNTS - Collectively, all of the deposit accounts of each Obligor (other than UDI Canada) for the receipt of proceeds or collections of Collateral as listed on Schedule "A" attached hereto and made part hereof (as amended or supplemented from time to time).

         BLOCKED ACCOUNT NOTICE - Those certain notices, a form of which is attached hereto as Exhibit "A," to be sent by Borrower (or, as the case may be, by the Obligor in whose name a Blocked Account is at any time opened) to the depository institution at which a Blocked Account is at any time opened.

         BORROWING BASE - The sum of sixty percent (60%) of Eligible Inventory PLUS eighty- five percent (85%) of Eligible Wholesaler Rebates PLUS eighty-five percent (85%) of Eligible Accounts; provided that, if the IPO is not consummated prior to December 31, 1998, then the maximum amount of the outstanding Advances attributable to Eligible Accounts and Eligible Wholesaler Rebates of the Obligors shall not exceed the following amounts during the following periods:
(i) April 1, 1999 through June 30, 1999, - $6,000,000; (ii) July 1, 1999 through
September 30, 1999, - $5,000,000; (iii) October 1, 1999 through December 31, 1999, - $4,000,000; and (iv) January 1, 2000 and thereafter - $3,000,000.

         BORROWING BASE CERTIFICATE - A certificate reflecting the then current status of the Borrowing Base in the form of Exhibit "B" attached hereto.

         BUSINESS DAY - A day other than Saturday or Sunday when Agent is open for business in Philadelphia, Pennsylvania.

         CAPITAL STOCK - Any and all shares, interests, participations or other equivalents, (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

         CAPITALIZED LEASE OBLIGATIONS - Any Indebtedness represented by obligations under a lease that is now or will be capitalized for financial reporting purposes in accordance with GAAP.

         CASH COLLATERAL ACCOUNT - Section 2.2(b).

         CHANGE OF CONTROL - With respect to Borrower, the result (i) prior to the consummation of the IPO if Clifford Davie and/or Walter Gordenstein do not own (legally and beneficially) more than 50% of the Capital Stock of Borrower and (ii) as of and at any time after the IPO (a) if any Person other than Clifford Davie, Walter Gordenstein and Robert Gillon owns (legally and beneficially) 25% or more of the Capital Stock of Borrower and (b) with respect to any Consolidated Entity, if Borrower does not own 100% of the Capital Stock of such entity (other than director's qualifying shares).

         CLOSING - Section 4.6.

         CLOSING DATE - Section 4.6.

         COLLATERAL - All of the Property and interests in Property described in
Section 3.1 of this


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Agreement and all other Property and interests in Property (including, without limitation, such Property and interests in Property described in each Security Agreement), that now or hereafter secure payment of the Obligations and satisfaction of Obligors of all covenants and undertakings contained in this Agreement and the other Loan Documents.

         COMPLIANCE CERTIFICATE - Section 6.10.

         CONSOLIDATED AMORTIZATION EXPENSE - For any period, the aggregate consolidated amount of amortization expenses of Borrower and each Consolidated Entity, as determined in accordance with GAAP.

         CONSOLIDATED CAPITAL EXPENDITURES - For any period, the aggregate of all expenditures made by Borrower and each Consolidated Entity during such period (including that portion of Capitalized Lease Obligations incurred during that period) for the purchase, construction or other acquisition of fixed or capital assets determined in accordance with GAAP.

         CONSOLIDATED CURRENT ASSETS - At any date, the aggregate consolidated amount of the current assets of Borrower and each Consolidated Entity as would be shown on a consolidated balance sheet of Borrower prepared in accordance with GAAP.

         CONSOLIDATED CURRENT LIABILITIES - At any date, the aggregate consolidated amount of the current liabilities of Borrower and each Consolidated Entity as would be shown on a consolidated balance sheet of Borrower prepared in accordance with GAAP (including for such purposes Indebtedness under the Revolving Credit as a current liability).

         CONSOLIDATED DEPRECIATION EXPENSE - For any period, the aggregate consolidated amount of depreciation expenses of Borrower and each Consolidated Entity, as determined in accordance with GAAP.

         CONSOLIDATED EBITDA - For any period, Consolidated Net Income (or deficit) PLUS (i) Consolidated Interest Expense, PLUS (ii) Consolidated Tax Expense, PLUS (iii) Consolidated Depreciation Expense, plus (iv) Consolidated Amortization Expense, minus (v) extraordinary gains and PLUS (vi) extraordinary losses, all as determined in accordance with GAAP.

         CONSOLIDATED FUNDED DEBT - For any date, without duplication, the aggregate consolidated principal amount of Indebtedness of Borrower and each Consolidated Entity (except for the item described in clause (vi) of the definition of Indebtedness), as determined in accordance with GAAP.

         CONSOLIDATED ENTITY - Each Obligor (other than Borrower) and any other Person whose financial status and performance is reported, in accordance with GAAP, with that of Borrower on a consolidated basis, after eliminating intercompany items.

         CONSOLIDATED INTEREST EXPENSE - For any period, the aggregate consolidated amount of interest expense required to be paid or accrued (without duplication) during such period on all Indebtedness of Borrower and each Consolidated Entity outstanding during all or any part of such


                                       4
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period, as determined in accordance with GAAP.

         CONSOLIDATED LIABILITIES - At any date, the aggregate consolidated amount of all liabilities of every kind of Borrower and each Consolidated Entity as would be shown on a consolidated balance sheet of Borrower, prepared in accordance with GAAP.

         CONSOLIDATED NET INCOME - For any period, the consolidated net income after taxes of Borrower and each Consolidated Entity as such would appear on a consolidated statement of income of Borrower, prepared in accordance with GAAP.

         CONSOLIDATED NET WORTH - At any date, the amount by which the consolidated assets of Borrower and each Consolidated Entity exceed Consolidated Liabilities as would be shown on a consolidated balance sheet of Borrower prepared in accordance with GAAP.

         CONSOLIDATED TANGIBLE NET WORTH - At any date, the amount by which the consolidated assets of Borrower and each Consolidated Entity (excluding trademarks, goodwill, covenants not to compete, deferred closing costs and all other assets which would be determined to be intangible assets under GAAP) exceed Consolidated Liabilities as would be shown on a consolidated balance sheet of Borrower prepared in accordance with GAAP.

         CONSOLIDATED TAX EXPENSE - For any period, the aggregate consolidated amount of income and other tax expense of Borrower and each Consolidated Entity, as determined in accordance with GAAP.


         CURRENT RATIO - At any date, the ratio of (i) Consolidated Current Assets to (ii) Consolidated Current Liabilities.

         DEFAULT - Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

         DISTRIBUTION -

         (1) Dividends or other distributions on any now or hereafter outstanding Capital Stock of Borrower or any Consolidated Entity;

         (2) The redemption, repurchase, defeasance (other than defeasance by virtue of the non-exercise of employee stock options) or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and

         (3) Any loans or advances to any shareholder(s) of Borrower or any Consolidated Entity.

         DOMESTIC OBLIGORS - All Obligors other than UDI Canada.

         EBITDA - For any period, Net Income (or deficit) PLUS (i) Interest Expense, PLUS (ii) Tax Expense, PLUS (iii) Depreciation Expense, plus (iv) Amortization Expense, minus (v) extraordinary


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gains and PLUS (vi) extraordinary losses, all as determined in accordance with
GAAP.

         ELIGIBLE ACCOUNTS - All Accounts of any Obligor meeting all of the following specifications: (i) the Account is lawfully, unconditionally and exclusively owned by such Obligor and subject to a first priority perfected Lien in favor of Agent and to no other Lien and such Obligor has the right of assignment thereof and the power to grant a security interest therein; (ii) the Account is valid and enforceable representing the undisputed indebtedness of an Account Debtor for the purchase of Inventory; (iii) the Account is outstanding and has been for not more than the earlier of (A) one hundred twenty (120) days past its original invoice date and (B) sixty (60) days past the original due date; (iv) not more than fifty percent (50%) of the aggregate balance of all Accounts owing from an Account Debtor obligated on the Accounts are outstanding more than the earlier of (A) one hundred twenty (120) days past its original invoice date and (B) sixty (60) days past the original due date; (v) the Account is net of any defense, set-off, counterclaim, deduction, discount, credit, chargeback, contra claim, freight claim, allowance or adjustment; (vi) there shall be excluded from the Account any portion thereof attributable to the sale of goods that have been returned, rejected, lost or damaged; (vii) if the Account arises from the sale of goods by such Obligor, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreement, and such goods have been shipped to the Account Debtor or its designee (no sooner than the date of the invoice); (viii) if the Account arises from the performance of services, such services have actually been performed; (ix) the Account arose in the ordinary course of such Obligor's business; (x) no notice of the bankruptcy, receivership, reorganization, liquidation, dissolution, or insolvency of the Account Debtor has been received by Agent, any Lender or any Obligor (provided that post-petition obligations, if otherwise eligible, from an Account Debtor who is a debtor in a Chapter 11 case under the Bankruptcy Code may be included by Agent on a case by case basis after Agent's review of the Account Debtor's creditworthiness following Borrower's request); (xi) the Account Debtor is not a Subsidiary or Affiliate of any Obligor; (xii) the Account is not an Account of an Account Debtor having its principal place of business or executive office outside the United States or Canada, unless the payment of such Account is guaranteed by an irrevocable letter of credit satisfactory to Agent; (xiii) the Account does not represent a sale to the government of the United States or any subdivision thereof unless such Obligor has complied, for the benefit of Agent with the Federal Assignment of Claims Act; (xiv) the Account is not an Account on which the Account Debtor is obligated to such Obligor under any instrument;
(xv) the transaction which gave rise to the Account complies in all respects with all applicable laws, rules and regulations of any Governmental Authority; and (xvi) the Account meets such other specifications and requirements which may from time to time be reasonably established by Agent. Eligible Accounts shall not include that portion of an Account representing a rebilling of an existing Account, interest charges for past due balances or debit memos.

         ELIGIBLE INVENTORY - All finished goods Inventory lawfully, unconditionally and exclusively owned by any Obligor located at such Obligor's place or places of business shown on Schedule "5.2." Eligible Inventory shall not include (i) Inventory stored at a leased facility or warehouse for which Agent has not received a landlord waiver or warehouseman waiver (as appropriate), in form and substance satisfactory to Agent, or (ii) Inventory determined by Agent, in its reasonable discretion, to be ineligible, including, without limitation, work-in-process, supplies and packaging material.

         ELIGIBLE WHOLESALER REBATES - Wholesaler Rebates earned by and owed to an Obligor net of rebate obligations owed by such Obligor to customers of such Obligor meeting the following


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

specifications: (i) the Wholesaler Rebate is lawfully and exclusively owned by such Obligor and subject to a first priority perfected Lien in favor of Agent and to no other Lien and such Obligor has the right of assignment thereof and the power to grant a security interest therein; (ii) the Wholesaler Rebate is valid and enforceable representing the undisputed obligation of the named Wholesaler to pay the rebate to the named Obligor; (iii) the Wholesaler Rebate is not more than sixty (60) days past its due date; (iv) no notice of the bankruptcy, receivership, reorganization, liquidation, dissolution, or insolvency of the Wholesaler owing the rebate has been received by Agent, any Lender or an Obligor (provided that post-petition obligations, if otherwise eligible, from an Account Debtor who is a debtor in a Chapter 11 case under the Bankruptcy Code may be included by Agent on a case by case basis after Agent's review of the Account Debtor's creditworthiness following Borrower's request);
(v) the Wholesaler owing the rebate is not a Subsidiary or Affiliate of any Obligor; (vi) the Wholesaler owing the rebate does not have its principal place of business or executive office outside the United States or Canada; (vii) the obligation is not subject to any defense, offset, counterclaim, deduction, discount, credit, chargeback, contra claim, allowance or adjustment; and (viii) the rebate meets such other specifications and requirements which may from time to time be reasonably established by Agent.

         ENVIRONMENTAL LAWS - Any and all Federal, foreign, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

         ERISA - The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

         EVENT OF DEFAULT - Section 8.1.

         EXCESS BORROWING AVAILABILITY - The difference (if a positive number) between (i) the Borrowing Base and (ii) the sum of (A) reserves established by Lender, (B) Advances outstanding and being requested as of the date such calculation is made, (C) liabilities of the Obligors delinquent or outstanding past their due date, and (D) expenses owed by Obligors with respect to the transactions described herein.

         EXPENSES - Section 9.6.

         FEDERAL FUNDS RATE - The daily rate of interest announced from time to time by the Board of Governors of the Federal Reserve System in publication H.15 as the "Federal Funds Rate."

         FUNDED DEBT TO TANGIBLE NET WORTH RATIO - At any date, the ratio of (i) Consolidated Funded Debt to (ii) Consolidated Tangible Net Worth.

         GAAP - Generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited financial statements of Borrower furnished to Agent under Section 6.9 herein.

         GUARANTORS - Collectively, the Original Guarantor and each Additional Guarantor.

         GOVERNMENTAL AUTHORITY - Any government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration (to the extent having jurisdiction over Borrower or any Consolidated Entity or any Subsidiary of any Consolidated Entity, in each case whether foreign or domestic).

         HAZARDOUS SUBSTANCE - Any substance defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

         INDEBTEDNESS - Of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money (including, with respect to Obligors, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, and (vi) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof but only to the extent of the value of the property as determined by either the acquisition price of such property or as otherwise determined by an independent appraisal.

         INITIAL BASE RATE MARGIN - Seventy-five (75) basis points.

         INITIAL FEES - Those fees owing by Borrower to Agent and the Initial Lender as set forth in a fee letter among such parties of even date herewith.

         INITIAL LENDER - First Union National Bank.

         INITIAL LIBOR RATE MARGIN - Three hundred twenty-five (325) basis points.

         INTEREST COVERAGE RATIO - For any period, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense.

         INVENTORY - All of the "inventory" (as that term is defined in Section 9109 of the UCC) of Borrower or any other Obligor whether now existing or hereafter acquired or created.

         IPO - An initial public offering of Borrower's Capital Stock occurring on or prior to December 31, 1998 generating no less than Twenty Million Dollars ($20,000,000) of gross cash proceeds for Borrower.

         IRS - The United States Internal Revenue Service.

         LIBOR BASED RATE - The Adjusted LIBOR Rate PLUS (as determined in accordance with the terms hereof) the Initial LIBOR Rate Margin or Adjusted LIBOR Rate Margin.

         LIBOR BASED RATE LOANS - Loans under the Revolving Credit subject to interest calculated under the terms hereof based on the LIBOR Based Rate.


         LIBOR INTEREST PERIOD - A period of one (1), two (2), three (3) or six
(6) months during which the LIBOR Based Rate is applicable.

         LIEN - Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment. The term "Lien" shall include without limitation, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property other than those which would not materially interfere with Borrower's use of the Property and would not materially detract from the value of the Property. For the purposes of this Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         LOANS - The unpaid balance of Advances under the Revolving Credit.

         LOAN DOCUMENTS - This Agreement, the Revolving Credit Note, the Trademark Agreements, the Lock Box Agreements, the Surety Documents, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

         LOCK BOX AGREEMENT - Those certain Lock Box Agreements between an Obligor and Agent executed and delivered by such Obligor to Agent as it may be supplemented, restated, superseded, amended, or replaced from time to time.

         LOCK BOX - Section 2.2.

         LONDON BUSINESS DAY - Any Business Day on which banks in London, England are open for business.

         MAJORITY LENDERS - At any time, Lenders holding Pro Rata Percentages aggregating at least sixty-six and two-thirds (66-2/3%) percent of the total Pro Rata Shares at such time.

         MATERIAL ADVERSE EFFECT - (a) Any effect (both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents) which, with respect to the business, assets, properties, financial condition, prospects or results of operations of Borrower or any Consolidated Entity materially and adversely affects either Borrower or all Obligors taken as a whole, or (b) any fact, event, condition or circumstance that, singly or in the aggregate with any other fact, event, condition or circumstance, has a reasonable likelihood of resulting in or leading to (i) a material adverse effect described in clause (a), (ii) the inability of any Obligor to perform in any material respect its obligations hereunder or under any other Loan Document or the inability of Agent or Lenders to enforce in any material respect the rights purported to be granted hereunder or under any other Loan Document, or (iii) a material adverse effect on the ability of any Obligor to effect (including hindering or unduly delaying) the transactions contemplated by this Agreement and the other Loan Documents on the terms contemplated hereby and thereby.

         MAXIMUM LOAN AMOUNT - The sum of Thirty-Five Million Dollars ($35,000,000.00) (subject to any applicable borrowing limitations set forth in Section 2.1(a) or any other provision hereof).

         MOODY'S - Section 7.7.

         OBLIGATIONS - All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Obligors, or any Obligor, to Lenders and/or Agent if incurred hereunder or under the Loan Documents, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due, and whether principal, interest, fees or Expenses, including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit and any extensions, modifications, substitutions, increases and renewals thereof; the payment of all amounts advanced by Agent to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Agent.

         OBLIGORS - Collectively, Borrower and all Guarantors.

         OVERADVANCE - Section 2.1(a)(i).

         ORIGINAL GUARANTORS - Collectively, UDI and UDI Canada.

         PBGC - Pension Benefit Guaranty Corporation.

         PERMITTED ACQUISITION - The acquisition by Borrower or any other Obligor of all or substantially all of the Capital Stock, securities or assets of any Person in any transaction or series of related transactions, provided that (as of the date of closing on the proposed acquisition, unless otherwise expressly stated below) (i) no Default or Event of Default has occurred or would occur after giving effect to such acquisition(including without limitation the applicable provisions of Section 6.8 of this Agreement) and Agent receives a written certification to such effect from the chief financial officer of Borrower; (ii) such Person engages in an industry substantially similar to the industry in which Obligors engage on the date hereof; (iii) the Acquired Entity becomes an Additional Guarantor and executes and delivers to Agent, for the pro rata benefit of Lenders, all Surety Documents as Lenders may require and Agent, for the pro rata benefit of Lenders, shall have a first priority Lien in all existing and future Accounts and Inventory, and such priority Lien as Agent may then approve in all other Property, of such Acquired Entity; (iv) all searches (performed at Borrower's cost), corporate resolutions, corporate documents and opinions required by Agent are delivered to Agent, (v) revised or supplemented Schedules to this Agreement reflecting the addition of the new Obligor(s) are delivered to Agent, (vi) as to any acquisition as to which the conditions of clause (vii) or (viii) below are applicable, Borrower shall have provided to Agent, prior to the consummation of the acquisition, such financial statements concerning the Acquired Entity as Agent may request; (vii) if the book value of the Accounts and Inventory of the Acquired Entity exceed $7,500,000 Agent shall have performed an audit, at Obligors' expense, of the books of such Person with the results being acceptable to Agent; (viii) for each of (1) any such acquisition with cash consideration in excess of $7,500,000, (2) any acquisition with total consideration but not more than $10,000,000 and as part of which stock of Borrower is less than 25% of such consideration, (3) any acquisition with total consideration exceeding $10,000,000 but not more than $20,000,0000 and as part of which stock of Borrower is less than 50% of such consideration, and (4) any such acquisition with total consideration in excess of $20,000,000, the Majority Lenders shall have given their prior written approval; (ix) for any acquisition covered by clause (viii) above, Borrower shall have supplied Agent with pro forma projections demonstrating covenant and Borrower Base compliance for at least one year following the proposed acquisition; and (x) Borrower shall have given Agent ten (10) days written notice prior to consummation of any such acquisition.

         PERMITTED LIENS - Section 7.3.

         PERSON - An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

         PRE IPO LOAN LIMIT - Ten Million Dollars ($10,000,000).

         PRIME RATE - That rate publicly designated by Agent at its principal office from time to time as its prime rate of interest, which is not necessarily the lowest or best rate of interest charged by Agent.

         PRO RATA PERCENTAGE(S) - Section 2.1(a)(ii).

         PRO RATA SHARE(S) - Section 2.1(a)(ii).

         PROPERTY - Any interest of the applicable Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         REGULATION D - Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

         RESERVE PERCENTAGE - For Agent on any day, that percentage (expressed as a decimal) which is in effect on such day, prescribed by the Board of Governors of the Federal Reserve System (or any successor) or any other banking authority to which Agent (or any Bank Affiliate of Agent) is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which Agent is subject, for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for (i) deposits of United States Dollars or
(ii) Eurocurrency liabilities as defined in Regulation D, in each case used to fund a LIBOR Based Rate Loan subject to an Adjusted LIBOR Rate. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective day of any change in the Reserve Percentage.

         REVOLVING CREDIT - Section 2.1(a).

         REVOLVING CREDIT BASE RATE - The Base Rate PLUS (as determined in accordance with the terms hereof) the Initial Base Rate Margin or Adjusted Base Rate Margin.

         REVOLVING CREDIT LOAN BALANCE - The actual outstanding principal amount of Loans owing to any Lender at any particular time or from time to time.

         REVOLVING CREDIT MATURITY DATE - July 9, 2001.

         REVOLVING CREDIT NOTE - Section 2.1(b).

         S&P - Section 7.7.

         SECURITY AGREEMENT - A security agreement in the form of Exhibit "C" attached hereto and made a part hereof.

         SENIOR DEBT - The principal amount of Indebtedness of Obligors to Lenders and Indebtedness permitted under this Agreement which is not Subordinated Debt.

         SENIOR DEBT TO EBITDA RATIO - At any date, the ratio of (i) Senior Debt to (ii) Consolidated EBITDA.

         SUBORDINATED DEBT - Indebtedness of Borrower subject to payment terms and subordination provisions acceptable to Agent, in its sole discretion.

         SUBSIDIARY - With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

         SURETY AGREEMENT - A surety agreement in the form of Exhibit "D" attached hereto and made a part hereof.

         SURETY DOCUMENTS - A Surety Agreement, Security Agreement, financing statements, Mortgage (if the Additional Guarantor owns real Property), and such other instruments, documents or agreements as Agent may require from time to time, and in form and substance acceptable to Agent, following the Closing Date that are necessary, in Agent's judgment, to make such Acquired Entity or Person an Additional Guarantor hereunder.

         TRADEMARK AGREEMENTS - Collectively, the Trademark Security Agreement and related instruments, documents and agreements dated the date hereof pursuant to which an Obligor grants Agent a lien on, and security interest in, all of such Obligor's existing or after-acquired trademarks, tradenames and service marks.

         UCC - The Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania at 13 Pa.C.S.A. ss.1101 ET SEQ.

         UDI - UDI Corp., a Massachusetts corporation.

         UDI CANADA - UDI Office Centre Canada Ltd., an Ontario corporation.

         UDI OBLIGORS - UDI and UDI Canada, jointly and severally.

         UNFINANCED CAPITAL EXPENDITURES - Capital Expenditures that are not financed through interest bearing Indebtedness within sixty (60) days of the acquisition of the asset.

         USAGE FEE - Section 2.5(b).

         WHOLESALER REBATES - Wholesaler rebates granted to one of the Obligors as a result of a sale or sales of merchandise by a wholesaler to such Obligor (regardless of whether delivery is made to such Obligor or directly to a customer of a such Obligor).

         1.2 ACCOUNTING PRINCIPLES: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement.


                              SECTION 2. THE LOANS

         2.1 REVOLVING CREDIT - DESCRIPTION:

             (a)  REVOLVING CREDIT:

                  (i) Subject to the terms and conditions of this Agreement, each Lender hereby establishes for the benefit of Borrower a revolving credit facility (the "Revolving Credit") which shall include Advances extended by each Lender to or for the benefit of Borrower from time to time hereunder. The aggregate principal amount of unpaid cash Advances shall not, at any time, exceed the lesser of the Maximum Loan Amount or the Borrowing Base minus such reserves as Agent may from time to time reasonably establish, in such amounts and with respect to such matters as Agent may deem appropriate in its reasonable discretion. Subject to such limitation, the outstanding balance of Advances under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances which may be made by Lenders, to or for the benefit of Borrower, and, subject to the provisions of Section 8 below, shall be due and payable on the Revolving Credit Maturity Date. If the aggregate principal amount of unpaid cash Advances at any time exceed the lesser of the Maximum Loan Amount or the Borrowing Base minus such reserves established by Agent hereunder (such excess referred to as "Overadvance"), Borrower shall immediately repay the Overadvance in full. Notwithstanding anything set forth in this Agreement to the contrary (A) the aggregate outstanding Advances prior to the consummation of the IPO shall not exceed the Pre-IPO Loan Limit without prior written approval by the Majority Lenders, (B) following consummation of the IPO in which proceeds thereof received by Borrower (which by definition must exceed $20,000,000 of gross proceeds) are less than $25,000,000 net of expenses, the aggregate outstanding Advances shall not exceed $25,000,000, and (C) subject to clause (A) above and any other applicable limit set forth herein, as of and after July 1, 1999, outstanding Advances against assets of the UDI Obligors shall not in any event exceed $12,000,000. Outstanding loans under the existing credit facility previously established by the Initial Lender for UDI, presently evidenced by a Master Demand Note issued in December, 1997 and having a present principal balance of $7,418,322, shall be deemed, as of the date hereof, to be Advances under the Revolving Credit.

                  (ii) Subject to the terms of this Agreement, each Lender agrees to lend to Borrower an amount equal to such Lender's respective percentage (as to each Lender, the percentage of the Revolving Credit set forth opposite its name on Schedule "A" attached hereto and made a part hereof and referred to as its "Pro Rata Percentage") of the Advance requested by Borrower. The outstanding Loans of each Lender shall not exceed the respective maximum amount (the "Pro Rata Shares") set forth opposite its name on Schedule "A." Neither Agent nor any Lender shall at any time, for any reason, have any obligation to advance any portion of any Pro Rata Share of any other Lender.

                  (iii) Notwithstanding anything contained in this Agreement to the contrary, (A) Property of UDI Canada shall not be included in the Borrowing Base unless and until Agent completes a field examination of the Accounts of UDI Canada with the results being acceptable to Agent, (B) aggregate Advances against Property of UDI Canada in the Borrowing Base shall not at any time exceed $1,250,000, and (C) Property of UDI Canada shall noty of UDI Canada is removed from the Borrowing Base pursuant to subparagraph (C) above, and so long as no Overadvance or Event of Default is then outstanding, Agent (on behalf of Lenders) shall terminate the Surety Agreement of UDI Canada and terminate its Liens on all Property of UDI Canada.

         (b) REVOLVING CREDIT NOTE: At Closing (and thereafter, to the extent provided in Section 9.16(b) below), Borrower shall execute and deliver a promissory note to each Lender in the amount of each Lender's Pro Rata Share of the Maximum Loan Amount. Each Revolving Credit Note shall evidence Borrower's absolute and unconditional obligation to repay such Lender for all Advances made under the Revolving Credit, with interest as herein and therein provided. Each Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Notes, which are deemed incorporated herein by reference and made part hereof. Each Revolving Credit Note shall be substantially in the form of Exhibit "E" attached hereto and made a part hereof.

         (c) TERM: The Revolving Credit shall expire on the Revolving Credit Maturity Date. On such date, unless having been sooner accelerated by Agent pursuant to the terms hereof, all sums owing under the Revolving Credit shall be due and payable in full, and on and after the Revolving Credit Maturity Date, Lenders shall not make any additional Advances.

         (d) COMMITMENT REDUCTION: Borrower shall have the right at any time and from time to time, upon at least one(1) Business Day's prior written notice to Agent, to permanently reduce, without premium or penalty (but subject to Section
2.8 of this Agreement), the Maximum Loan Amount in the minimum amount of One Million Dollars ($1,000,000) and integral multiples of One Million Dollars ($1,000,000) in excess thereof. Any notice to reduce the Maximum Loan Amount pursuant to this Section 2.1(d) shall be permanent and may not be revoked. In the event of any such reduction, outstanding Advances in an amount in excess of the Maximum Loan Amount, as so reduced, shall be paid on the effective date of such reduction, with interest accrued on the amount so paid (subject to Section 2.8 of this Agreement) to the date of reduction.

         2.2 ADVANCES, CONVERSIONS, RENEWALS AND PAYMENTS:

             (a) PAYMENTS: Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Revolving Credit, the Usage Fee, the Expenses, and all other fees, charges and any other Obligations of Borrower hereunder, shall be made to Agent at its main Philadelphia banking office, Broad and Chestnut Streets, Philadelphia, Pennsylvania, in United States dollars, in immediately available funds. Agent shall have the unconditional right and discretion to charge the Revolving Credit or the operating account of Borrower or any other Obligor for the Obligations as they become due from time to time under this Agreement including, without limitation, interest, principal, fees and reimbursement of Expenses. All payments made by or received from UDI Canada shall be applied first to principal, then to unpaid fees, then to interest. If no Event of Default is outstanding, Agent shall charge the account of Borrower or the other Domestic Obligors for all fees and interest before seeking payment thereof from UDI Canada.

             (b) APPLICATION OF FUNDS: Borrower shall maintain and shall cause each Obligor (other than UDI Canada) to maintain a lockbox account(s) ("Lockbox") with Agent and a depository account(s) ("Cash Collateral Account") with Agent subject to the provisions of this Section 2.2(b). All collections of Accounts with respect to such Obligors will be paid directly from Account Debtors into the Lockbox. In lieu thereof for and only for the first year following the date hereof (or as to any Additional Guarantor, for a period expiring on the later of (x) the end of the first three (3) months following a Permitted Acquisition, or (y) the end of the first year following the date hereof), such Obligors shall be entitled to have collections of Accounts directed to a lockbox and deposit account ("Blocked Account") with a financial institution to whom a Blocked Account Notice has been sent by the applicable ObligoAgent). Borrower shall notify Agent in writing promptly upon creation of each Blocked Account whereupon each new Blocked Account shall be deemed added to and made part of Exhibit A hereto. Borrower shall then cause or shall instruct such Obligors to cause (and Agent is also hereby irrevocably authorized to cause) the transfer of such collections from the Lockbox or Blocked Accounts, as applicable, to the Cash Collateral Account. All funds transferred to or deposited in the Cash Collateral Account, shall be applied by Agent daily, subject to Agent's standard clearing procedures and clearing periods for deposited funds, to reduce the outstanding indebtedness under the Revolving Credit, with future Advances to be made pursuant to the terms of this Agreement. All collections of Accounts and proceeds of other Collateral received by Borrower or any other Obligor (other than UDI Canada) shall be held in trust for the benefit of Agent and remitted, IN SPECIE, to Agent for deposit in the Cash Collateral Account immediately upon receipt by Borrower or any such Obligor for application to the outstanding indebtedness under the Revolving Credit. Neither Borrower nor any Obligor shall have any right of access to or withdrawal from the Lockbox, Blocked Account or the Cash Collateral Account; provided that if there are no outstanding cash Advances and no Event of Default has occurred and is continuing, then all collections of Accounts shall, subject to Agent's standard clearing procedures and clearing periods for deposited funds, be transferred from the Cash Collateral Account to Borrower's operating accounts with Agent or to the operating account of any Obligor as directed by Borrower in writing. As to UDI Canada, all collections and proceeds shall, if no Event of Default is outstanding, be collected by UDI Canada and deposited in UDI Canada's deposit account for use by UDI Canada as working capital. If an Event of Default is outstanding, Agent shall have the option to take such acecurity agreement given by UDI Canada to Agent or under applicable law to enforce its rights in the assets of UDI Canada.


              (c) SETTLEMENT PROCEDURES:

                  (i) A. Between each Settlement Date, Agent shall have the discretion to request the Initial Lender make all Advances hereunder subject to the Base Rate Option for the account and on behalf of the Lenders. The Initial Lender may, in its sole discretion, make such Advances. The making of such Advances at any time or from time to time by the Initial Lender shall not create any obligation or establish any course of conduct requiring Initial Lender to continue to do so. Agent shall make a determination of each Lender's Revolving Credit Loan Balance (by applying each Lender's Pro Rata Percentage to the total outstanding Loans) periodically but not less frequently than once every week on the same day of each week, unless such day is not a Business Day, in which event such determination shall be made the next Business Day ("Settlement Date"), which outstanding amount shall be calculated as of the close of the Business Day immediately preceding each respective Settlement Date. A Settlement Date shall occur notwithstanding any intervening Event of Default or other occurrence, event or circumstance, including without limitation the commencement of a bankruptcy or reorganization case. Amounts of principal paid to Agent by Borrower from time to time shall, between Settlement Dates, be applied to the Initial Lender's Revolving Credit Loan Balance, with each Lender's respective Revolving Credit Loan Balance to be adjusted on the next Settlement Date. Interest shall accrue and each Lender shall be entitled to receive interest from Borrower at the applicable rate on the actual outstanding funded dollar amount of its Revolving Credit Loan Balance. Agent shall then promptly issue to each Lender a settlement schedule containing information with respect to the status of the Loans and the relevant net positions of the Lenders and their outstanding Revolving Credit Loan Balances as of the close of the if any, due from each Lender to Agent (for its own account or on behalf of the Initial Lender) or from Agent to each Lender, which amount shall be paid by federal funds, via wire transfer to the party entitled thereto to be received on or before 3:00 p.m. Philadelphia time on the Settlement Date (provided such settlement schedule has been delivered prior to 12:00 p.m. Philadelphia time on the Settlement Date). The obligations of Lenders under this Section are absolute and unconditional, not subject to setoff, and irrevocable and may not be terminated at any time.

                      B. Each Lender is absolutely and unconditionally obligated, without setoff or deduction of any kind, to remit to Agent on the Settlement Date any amount showing to be owing to Agent or the Initial Lender by such Lender on the settlement schedule for such date. Agent and/or the Initial Lender shall also be entitled to recover any and all actual losses and damages either may incur (including without limitation, reasonable attorneys' fees) from any Lender failing to remit payment on the Settlement Date in accordance with this Agreement. Agent may set off the obligations of such Lender under this paragraph against any distributions or payments of the Obligations to which such Lender would otherwise be entitled at any time or Agent may withhold such distributions or payments of such Obligations to which such Lender would otherwise be entitled and make such distributions or payments to the Initial Lender in an amount equal to, and as a repayment of, such Lender's Pro Rata Percentage of the Advance made by the Initial Lender on such Lender's behalf.

              (ii) A. With respect to all LIBOR Based Rate Loans, Agent shall, and in lieu of the procedure set forth in the preceding subparagraph (i) above with respect to Base Rate Loans, Agent may, in its sole discretion (regardless of any prior practice), provide the Lenders with notice that Borrower has requested a cash Advance (whether subject to the Base Rate or the LIBOR Based Rate), on the same Business Day as such request, and request each Lender to provide Agent with such Lender's Pro Rata Percentage of such requested cash Advance prior to Agent's making such cash Advance. Upon receipt of such notice from Agent prior to 12:00 p.m., Philadelphia time, on the day the Advance is requested, each Lender shall remit to Agent its respective Pro Rata Percentage of such requested cash Advance, prior to 1:00 p.m. Philadelphia time, on the Business Day Agent is scheduled to make such cash Advance in accordance with Section 2.3(d) below. Agent shall not be required to make the full amount of the requested cash Advance unless and until it receives funds representing each other Lender's Pro Rata Percentage of such requested cash Advance, but Agent shall advance to Borrower that portion of the requested cash Advance equal to the Pro Rata Percentages of such requested cash Advance which it has received from the Lenders.

                  B. If Agent does not receive each other Lender's Pro Rata Percentage of such requested cash Advance, and Agent elects, in its sole discretion, without any obligation at any time to do so, to make the requested cash Advance on behalf of Lenders or any of them, Agent shall be entitled to recover each Lender's Pro Rata Percentage of each cash Advance together with interest at a per annum rate equal to the Federal Funds Rate during the period commencing on the date such cash Advance is made and ending on (but excluding) the date Agent recovers such amount. Each Lender is absolutely and unconditionally obligated,sh Advance made pursuant to the terms of this Agreement. To the extent Agent is not reimbursed by such Lender, Borrower shall repay Agent immediately such amount on demand. Agent shall also be entitled to recover any and all actual losses and damages (including, without limitation, reasonable attorneys' fees) from any Lender failing to so advance upon demand of Agent. Agent may set off the obligations of a Lender under this paragraph against any distributions or payments of the Obligations which Agent would otherwise make available to such Lender at any time. Notwithstanding the foregoing, Agent shall have no duty or obligation at any time for any reason to make any Advance on behalf of any Lender.

            (d)   ADVANCES:

                  (i) Advances which may be made by Lenders from time to time under the Revolving Credit shall be made available by crediting such proceeds to Borrower's operating account with Agent to be disbursed by Borrower to such Obligor(s) as Borrower may determine.

                  (ii) All Advances requested by Borrower under the Revolving Credit must be in the minimum amount of (A) Fifty Thousand Dollars ($50,000) and integral multiples of One Thousand Dollars ($1,000) in excess thereof for Base Rate Loans and (B) One Million Dollars ($1,000,000) and integral multiples of Two Hundred Fifty Thousand Dollars ($250,000) in excess thereof for LIBOR Based Rate Loans and must be requested:

                       (A) by 11:00 A.M., Philadelphia time, on the date such Advance is to be made if a Base Rate Loan, and

                       (B) by 11:00 A.M. London time at least three (3) Business Days in advance if a LIBOR Based Rate Loan.

                  (iii) All requests for an Advance are to be in writing by submission to Agent of an advance request form ("Advance Request Form") in the form of Exhibit "F" attached hereto and made a part he effective unless confirmed via telephone with Agent.

                  2.3    REVOLVING CREDIT INTEREST:

                        (a) REVOLVING CREDIT BASE RATE - Subject to Sections
2.3 (b) and (d), the unpaid principal balance of cash Advances under the Revolving Credit shall bear interest, subject to the terms hereof, at the per annum rate equal to the Base Rate PLUS the Initial Base Rate Margin. Interest on Base Rate Loans under the Revolving Credit shall be payable monthly, in arrears, on the first day of each calendar month, beginning on the first day of the first full calendar month after the Closing Date and on the Revolving Credit Maturity Date.

                        (b) As of each fiscal quarter end beginning with the first full fiscal quarter after consummation of the IPO, the interest rate applicable to Base Rate Loans under the Revolving Credit may be adjusted and interest shall in any event thereafter accrue (subject to Borrower's right to elect a LIBOR Based Rate Loan pursuant to Section 2.3(d)) at the per annum rate equal to the Base Rate PLUS the applicable Adjusted Base Rate Margin set forth below. In no event, however, may a downward adjustment occur if a Default or Event of Default has occurred and is continuing. Any such adjustment shall be effective on the later of (i) five (5) days after, or (ii) the first day of the calendar month after, Agent's receipt of the Compliance Certificate demonstrating which tier of the performance ratio is applicable. The Adjusted Base Rate Margin shall be determined in accordance with the chart set forth below:



                  Consolidated Senior Debt To
                  ---------------------------
                  Consolidated EBITDA                                                      Adjusted Base Rate Margin
                  -------------------                                                      -------------------------

                  1.  Greater than 2.50 to 1.0                                            75 basis points

                  2.  Less than or equal to 2.50 to 1.0                                   50 basis points
                           but greater than 1.75 to 1.0

                  3.  Less than or equal to 1.75 to 1.0                                   25 basis points
                           but greater than 1.0 to 1.0

                  4.  Less than or equal to 1.0                                            0 basis points

                        (c) CHANGES IN BASE RATE: Changes in the Revolving Credit Base Rate shall become effective on the same day that Agent announces a change in its Prime Rate.

                        (d) LIBOR RATE OPTION:

                  (i) So long as no Event of Default has occurred and is continuing, Borrower may, subject to the requirements of Section 2.2, choose to have all or a portion of the Revolving Credit accrue interest at the Adjusted LIBOR Rate plus the Initial LIBOR Rate Margin.

                  (ii) As of each fiscal quarter end beginning with the first full fiscal quarter after consummation of the IPO, the interest rate applicable to LIBOR Based Rate Loans under the Revolving Credit may be adjusted and interest shall thereafter in any event accrue at the per annum rate equal to the Adjusted LIBOR Rate PLUS the applicable Adjusted LIBOR Rate Margin set forth below. In no event, however, may a downward adjustment occur if an Event of Default has occurred and is continuing. Any such adjustment shall be effective on the later of (i) five (5) days after, or (ii) the first day of the calendar month after, Agent's receipt of the Compliance Certificate demonstrating which tier of the performance ratio is applicable. The Adjusted LIBOR Rate Margin shall be determined in accordance with the chart set forth below:

                  Consolidated Senior Debt
                  ------------------------
                  To Consolidated EBITDA                                Adjusted LIBOR Rate Margin
                  ----------------------                                --------------------------

                  1.  Greater than 2.50 to 1.0                          250 basis points

                  2.  Less than or equal to 2.50 to 1.0                 225 basis points
                           but greater than 1.75 to 1.0

                  3.  Less than or equal to 1.75 to 1.0                 200 basis points
                           but greater than 1.0 to 1.0

                  4.  Less than or equal to 1.0 to 1.0                  175 basis points

                  (iii) Borrower shall select a LIBOR Interest Period during which the LIBOR Based Rate is applicable; provided, however, that if the LIBOR Interest Period would otherwise end on a day which shall not be a London Business Day, such LIBOR Interest Period shall be extended to the next preceding or succeeding London Business Day as is Agent's custom in the market in which such LIBOR Based Rate Loan relates. Interest shall accrue from and including the first day of each LIBOR Interest Period to, but excluding the day on which any LIBOR Interest Period expires. For any LIBOR Interest Period which begins on the last London Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period), the LIBOR Interest Period shall end on the last London Business Day of a calendar month. All accrued and unpaid interest on a LIBOR Based Rate Loan must be paid in full on the last day of the applicable LIBOR Interest Period. Interest shall also be due and payable for a LIBOR Interest Period in excess of three (3) months on the day of such LIBOR Interest Period that would have been the last day of such LIBOR Interest Period if such LIBOR Interest Period were a three (3) month LIBOR Interest Period. No LIBOR Interest Period may end after the Revolving Credit Maturity Date. Subject to all of the terms and conditions applicable to a request for a LIBOR Based Rate Loan, Borrower may convert an existing LIBOR Based Rate Loan as of the last day of the LIBOR Interest Period to a new LIBOR Based Rate Loan provided all interest accrued under the expiring LIBOR Interest Period has been paid. If Borrower fails to notify Lender of the LIBOR Interest Period for such a subsequent LIBOR Based Rate Loan at least two (2) Business Days prior to the last day of the then current LIBOR Interest Period of such an outstanding LIBOR Based Rate Loan, then such outstanding LIBOR Based Rate Loan shall become a Base Rate Loan Interest Period and shall accrue interest at the Revolving Credit Base Rate in accordance with Sections 2.3(a) or (b) above.

                  (iv) The Adjusted LIBOR Rate may be automatically adjusted by Agent on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of

Governors of the Federal Reserve System (or any successor), that increase the cost to Lender of funding the LIBOR Based Rate Loan. Agent shall promptly give Borrower notice of such a determination and adjustment setting forth the basis and calculations therefor, which determination shall be, except for manifest error, and absent written notice from Borrower to Agent within ten (10) days from submission, final, conclusive and binding for all purposes.

                  (v) If Borrower has requested the rate based on the Adjusted LIBOR Rate in accordance with Section 2.3(d) and Agent shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the requested LIBOR Based Rate Loan and for the LIBOR Interest Period specified are unavailable, or that the rate based on the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, of making or maintaining the principal amount of the requested LIBOR Based Rate Loan specified by Borrower during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, Agent shall promptly give notice of such determination to Borrower that thvailable. A determination by Agent hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (A) the obligation to establish, convert to, or maintain a LIBOR Based Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until Agent shall have notified Borrower that such conditions shall have ceased to exist, and (B) the applicable Revolving Credit portion subject to the requested conversion shall continue to accrue interest at the Revolving Credit Base Rate in accordance with Sections 2.3(a) or (b) above.

                  (vi) If, as a result of any changes in applicable law or regulation or the interpretation thereof, it becomes unlawful for a Lender to maintain Eurodollar liabilities sufficient to fund any LIBOR Based Rate Loan subject to the rate based on the Adjusted LIBOR Rate, then such Lender shall immediately notify Borrower and Agent thereof and such Lender's obligations hereunder to convert to, or maintain a LIBOR Based Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until such time as such Lender may again cause the rate based on the Adjusted LIBOR Rate to be applicable to the LIBOR Based Rate Loan and the Revolving Credit subject to the LIBOR Based Rate shall continue to accrue interest at the Revolving Credit Base Rate in accordance with Sections 2.3(a) or (b) above. Promptly after becoming aware that it is no longer unlawful for such Lender to maintain such Eurodollar liabilities, such Lender shall notify Borrower thereof and such suspension shall cease to exist.

         2.4      ADDITIONAL INTEREST PROVISIONS.

                  (a) CALCULATION OF INTEREST: Interest on the Loans, regardless of the rate option, shall be charged on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

                  (b) LIMITATION ON LIBOR BASED RATE LOANS: All Loans not specifically designated by Borrower, pursuant to the terms hereof or not requested in conformity with the terms hereof, shall be Base Rate Loans. No LIBOR Based Rate Loans shall be requested by Borrower or made available by Lender if a Default or an Event of Default has occurred and is continuing hereunder. No more than five (5) LIBOR Based Rate Loans may be outstanding at any one time.

                  (c) DEFAULT RATE: After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all outstanding Loans shall be increased by two hundred (200) basis points retroactively to the date of the occurrence of the Event of Default, provided, however that the Default Rate shall be applicable only if Obligors have failed to cure the Event of Default in a manner acceptable to Agent within ten (10) Business Days following the occurrence thereof. Agent will give Borrower written notice of such increase within five (5) Business Days after implementation of such increase.

                  (d) TERMINATION OF LIBOR BASED RATE LOANS: All LIBOR Based Rate Loans shall automatically convert to Base Rate Loans at the end of the current Interest Period therefor, upon the occurrence and during the continuance of an Event of Default, subject to Agent's rights under Section 2.4(c).

                  (e) CONTINUATION OF INTEREST CHARGES: All contractual rates of interest chargeable on outstanding principal under the Loans, regardless of the rate option, shall continue to accrue and be paid even after the occurrence of a Default, an Event of Default, maturity, acceleration, judgm: In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lenders have charged or received interest hereunder in excess of the highest applicable rate, Lenders shall apply, in its sole discretion, and set off such excess interest received by Lenders against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

         2.5      FEES:

                  (a) INITIAL FEES: Borrower shall unconditionally pay to Agent, for its own account and the account of the Initial Lender (as they may agree), the Initial Fees in the amounts and at the times set forth in a fee letter between Borrower and such parties.

                  (b) USAGE FEE: So long as the Revolving Credit is outstanding and has not been terminated, Borrower shall unconditionally pay to Agent for the pro rata benefit of each Lender, a non-refundable fee ("Usage Fee") equal to three eighths of one percent (.375%) per annum of the daily unused portion of the Revolving Credit (which shall be calculated as the Maximum Loan Amount (or $10,000,000 prior to the IPO) minus the average daily outstanding principal balance of Advances). The Usage Fee shall be computed and paid on a quarterly basis, in arrears, on the first day of each calendar quarter, beginning on the first day of the first calendar quarter after the Closing Date and also on the Revolving Credit Maturity Date. The Usage Fee shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

                  (c) AGENT'S FEE: Borrower shall unconditionally pay to Agent an annual Agent's fee of $20,000, payable annually in advance on a nonrefundable basis, such fee to accrue as of (and the first annual payment to be made on) the date the Initial Lender is no longer the only Lender hereunder.

         2.6 LIBOR BASED RATE LOAN PREPAYMENTS: No portion of the LIBOR Based Rate Loans may be prepaid at any time unless Borrower first satisfies in full its obligation under Section 2.8 below arising from such prepayment.

         2.7 USE OF PROCEEDS: The extensions of credit under and proceeds of the Revolving Credit shall be used to (i) provide working capital to Obligors; (ii) finance Permitted Acquisitions by Obligors; and (iii) provide funding for fees and expenses associated with the IPO; and (iv) fund other corporate purposes not prohibited hereby.

         2.8 INDEMNITY: Borrower shall and shall cause Obligors to indemnify, defend and hold harmless Agent and Lenders against (or guaranty Borrower's indemnity obligation with respect to)any and all loss, liability, cost or expense which Agent or any one or more Lenders may sustain or incur (including, without limitation, loss of the Initial LIBOR Applicable Margin or Adjusted LIBOR Applicable Margin) as a consequence of (a) any failure of Borrower to convert or extend any LIBOR Based Rate Loan after notice thereof has been given to Agent or (b) any payment, prepayment or conversion of a LIBOR Based Rate Loan by Borrower made for any reason on a date other than the last day of the applicable LIBOR Interest Period. Borrower shall pay the full amount thereof to Agent on demand by Agent.

         2.9 CAPITAL ADEQUACY: If after the date hereof any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which any Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of such Lender, the rate of return on such Lender's capital with regard to the Loans is reduced to a level below that which such Lender could have achieved but for such circumstances, then in such case and upon notice from such Lender to Borrower, from time to time, Borrower shall pay such Lender such additional amount or amounts as shall compensate such Lender for such reduction in such Lender's rate of return. Such notice shall contain the statement of such Lender with regard to any such amount or amounts, shall set forth the basis and calculation therefor, and which shall, in the absence of manifest error, be binding upon Borrower. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it deems applicable.

                              SECTION 3. COLLATERAL

         3.1 DESCRIPTION: As security for the payment of the Obligations, and satisfaction by Borrower and each other Obligor of all covenants and undertakings contained in this Agreement and the other Loan Documents, Borrower hereby assigns and grants to Agent for the pro rata benefit of all Lenders a continuing first lien on and security interest in, upon and to the following
Property:

                  (i) ACCOUNTS, ETC. - All of Borrower's now owned and hereafter acquired, created, or arising Accounts, accounts receivable, notes receivable, contract rights, chattel paper, documents (including documents of title), instruments and letters of credit;

                  (ii) INVENTORY - All of Borrower's now owned or hereafter acquired Inventory of every nature and kind, wherever located;

                  (iii) GENERAL INTANGIBLES - All of Borrower's now owned and hereafter acquired, created or arising general intangibles of every kind and description, including, without limitation, Wholesaler Rebates, indemnification rights, customer lists, chooses in action, claims, books, records, patents and patent applications, copyrights, trademarks, tradenames, service marks, tradestyles, trademark applications, blueprints, drawings, designs and plans, trade secrets, contracts, contract rights, licenses, license agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies including without limitation, credit insurance and key man life insurance policies, and computer information, software, records and data;

                  (iv) EQUIPMENT - All of Borrower's now owned and hereafter acquired equipment, including, without limitation, machinery, vehicles, furniture and fixtures, wherever located, and all replacements, parts, accessories, substitutions and additions thereto;

                  (v) DEPOSIT ACCOUNTS - All of Borrower's now existing and hereafter acquired or arising deposit accounts of every nature, wherever located, and all documents and records associated therewith;

                  (vi) PROPERTY IN LENDER'S POSSESSION - All Property of Borrower, now or hereafter in the possession of Agent or any Lender;

                  (vii) INVESTMENT PROPERTY - All of Borrower's now owned or hereafter acquired investment property of every kind (excluding capital stock of Subsidiaries other than UDI Canada to the extent set forth in Section 4.1(l) below); and

                  (viii) PROCEEDS - The proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing Property and interests in Property described in clauses (i) through (vii).

Notwithstanding the foregoing, the Lien granted herein shall not attach to any equipment lease permitted herein and the equipment covered thereby to the extent such lease prohibits the granting of other Liens and if a consent is requested by Agent no consent is obtained from the lessor.

         3.2 LIEN DOCUMENTS: At Closing and thereafter as Agent deems necessary, Borrower shall execute and deliver and cause each Obligor to execute and deliver to Agent, or have executed and delivered (all in form and substance reasonably satisfactory to Agent):

         (a) FINANCING STATEMENTS - Financing statements pursuant to the UCC or (as to UDI Canada, the Personal Property Security Act of Ontario), which Agent may file in any jurisdiction where any Collateral is or may be located and in any other jurisdiction that Agent deems appropriate; and

         (b) MORTGAGES/TITLE INSURANCE - As to each Obligor owning real Property, Mortgages pursuant to applicable state law in the proper form for recording in any jurisdiction where any real Property of any Obligor is or may be located together with title insurance policies from a title insurance company reasonably acceptable to Agent, in an amount and in form and substance reasonably satisfactory to Agent.

         (c) OTHER AGREEMENTS - Any other agreements, documents, instruments and writings, including, without limitation, trademark security agreements, reasonably required by Agent to evidence, perfect or protect Agent's Liens and security interests in the Collateral or as Agent may reasonably request from time to time.

         3.3 OTHER ACTIONS: In addition to the foregoing, Borrower shall, and shall cause each Obligor to do anything further that may be lawfully and reasonably required by Agent to secure Agent and Lenders and effectuate the intentions and objects of this Agreement, including, but not limited to, the execution and delivery of Lockbox Agreements, continuation statements, amend-ments to financing statements, security agreements, contracts and any other documents required hereunder. At Agent's request, Borrower shall, and shall cause each Obligor to immediately deliver (with execution by Borrower or such Obligor of all necessary documents or forms to reflect, implement or enforce all Liens described herein thereon) to Agent all items for which Agent must receive possession to obtain and/or maintain perfected security interests, including without limitation, all notes, letters of credit, certificates and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral.

         3.4 SEARCHES AND CERTIFICATES: (a) Borrower shall, prior to or at Closing, and thereafter as Agent may determine from time to time (including searches to be conducted by Borrower as to each Additional Guarantor which are conducted not more than thirty (30) days prior to the consummation of any Permitted Acquisition), at Borrower's expense, obtain (and Agent may also do so, at its option, from time to time) the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement and each Obligor in any other Loan Document):

                  (i) UCC (or in the case of UDI Canada, equivalent) searches with the Secretary of State and local filing office of each state or other jurisdiction where each Obligor maintains its executive office, a place of business, or assets;

                  (ii) Judgment, federal tax lien and state tax lien searches, in all applicable filing offices of each jurisdiction searched under subparagraph (a) above.

             (b) Borrower shall, prior to or at Closing and at consummation of any Permitted Acquisition and at its expense, obtain and deliver to Agent good standing certificates showing each Obligor to be in good standing in its respective jurisdiction of incorporation and in each other state, province or foreign country in which it is doing and presently intends to do business for which qualification is required.

         3.5 LANDLORD'S AND WAREHOUSEMAN'S WAIVERS: Borrower will use all reasonable efforts to cause each owner of any premises occupied by Borrower and any other Obligor or to be occupied by Borrower and any other Obligor, and each warehouseman of any warehouse, where, in either event, Collateral is held, to execute and deliver to Agent an instrument, in form and substance satisfactory to Agent, under which such owner(s) or warehouseman subordinates its/his/their interests in and waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow Agent to remain on such premises to dispose of or deal with any Collateral located thereon.

         3.6 FILING SECURITY AGREEMENT: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

         3.7 POWER OF ATTORNEY: Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower's Accounts;
(b) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Agent hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Agent's security interest or Lien in the Collateral; and (c) do such other and further acts and deeds in the name of Borrower that Agent may reasonably deem necessary or desirable to enforce any Account or other Collateral.

         SECTION 4. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

         Closing under this Agreement is subject to the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent's counsel):

         4.1 RESOLUTIONS, OPINIONS, AND OTHER DOCUMENTS: Borrower shall have delivered, or caused to be delivered to Agent, the following:

                  (a) this Agreement and the Revolving Credit Note properly executed;

                  (b) financing statements, and each of the other Loan Documents to be executed by Borrower or any other Person pursuant to the terms hereof including, without limitation, Surety Documents executed by each Original Guarantor;

                  (c) certified copies of (i) resolutions of Borrower's board of directors authorizing the execution of this Agreement, the Revolving Credit Note to be issued hereunder and each document required to be delivered by any Section hereof and (ii) Borrower's Articles or Certificate of Incorporation and By-laws;

                  (d) certified copies of (i) resolutions of each Original Guarantor's board of directors authorizing the execution of each Loan Document to which such Original Guarantor is a party and (ii) each Original Guarantor's Articles or Certificate of Incorporation and By-laws;

                  (e) an incumbency certificate for Borrower and each Original Guarantor identifying all Authorized Officers, with specimen signatures;

                  (f) a written opinion of Borrower's and each Original Guarantor's independent counsel addressed to Agent (on behalf of Lenders) covering such matters as Agent deems necessary;

                  (g) such financial statements, reports, certifications and other operational information as Agent may require including without limitation, consolidated financial projections of profit and loss statements for the remainder of the current fiscal year;

                  (h) certification by the chief financial officer of Borrower and each Original Guarantor that there has not occurred any material adverse change in the operations and condition (financial or otherwise) of Borrower and each such Obligor since March 31, 1998;

                  (i) payment by Borrower of all fees including, without limitation, the balance of the Closing Fee and Expenses associated with the Loans;

                  (j) the searches and certificates required under Section 3.4;

                  (k) landlord or warehouseman waivers required under Section 3.5; and

                  (l) pledge agreement under which Borrower pledges sixty-five (65%) percent of the capital stock of UDI Canada (accompanied by delivery of the original share certificate(s) for such stock and stock power(s) endorsed in blank therefor).

         4.2 ABSENCE OF CERTAIN EVENTS: At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

         4.3 WARRANTIES AND REPRESENTATIONS AT CLOSING: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date. Borrower and each Original Guarantor shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

         4.4 COMPLIANCE WITH THIS AGREEMENT: Borrower and each Original Guarantor shall have performed and complied with all agreements, covenants and conditions contained herein and in the Loan Documents including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower or any Original Guarantor before or at the Closing Date.

         4.5 OFFICERS' CERTIFICATE: Agent shall have received a certificate dated the Closing Date and signed by the chief financial officer of Borrower certifying that all of the conditions specified in this Section have been fulfilled.

         4.6 CLOSING: Subject to the conditions of this Section, the Revolving Credit shall be made available on such date (the "Closing Date") and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof ("Closing") at Philadelphia, Pennsylvania.

         4.7 WAIVER OF RIGHTS: By completing the Closing hereunder, or by making Advances hereunder, neither Agent nor Lenders thereby waive a breach of any warranty or representation made by Borrower or any Original Guarantor hereunder or any agreement, document, or instrument delivered to Agent or any Lender or otherwise referred to herein, and any claims and rights of Agent and Lenders, resulting from any breach or misrepresentation by Borrower or any Original Guarantor are specifically reserved by Agent.

         4.8 CONDITIONS FOR FUTURE ADVANCES: The making of Advances under the Revolving Credit in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Agent and Agent's counsel):

                  (a) This Agreement and each of the other Loan Documents shall be effective;

                  (b) No event or condition shall have occurred or become known to any Obligor, or would result from the making of any requested Advance, which could be reasonably expected to have a Material Adverse Effect;

                  (c) No Event of Default then exists;

                  (d) Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions (including a Borrowing Base Certificate) contained in Section 2.2 hereof; and

                  (e) Each representation and warranty set forth in Section 5 of this Agreement or in any other Loan Document is then true and correct in all respects (except to the extent of changes resulting from transactions permitted by this Agreement, or to the extent such representations and warranties expressly relate to an earlier date).

         SECTION  5. REPRESENTATIONS AND WARRANTIES

         To induce Lenders to complete the Closing and make the initial Advances under the Revolving Credit to Borrower, Borrower warrants and represents to Lenders that:

         5.1      CORPORATE ORGANIZATION AND VALIDITY:

                  (a) Borrower and each Consolidated Entity are corporations duly organized and validly existing under the laws of its respective state (or in the case of UDI Canada, its province) of incorporation, are duly qualified, validly existing and in good standing and have lawful power and authority to engage in the business each conducts in each state and each foreign country where the nature and extent of its business requires qualification except where failure to so qualify and be in good standing could not be reasonably expected to have a Material Adverse Effect. A list of all states and other jurisdictions where Borrower and each other Obligor is qualified to do business is attached hereto as Schedule "5.1" and made a part hereof.

                  (b) The making and performance of this Agreement and related agreements, and each Loan Document required by any Section hereof will not violate any law, government rule or regulation, or the charter, minutes or by-law provisions of Borrower or any other Obligor or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower or such other Obligor is a party, or by which any is bound. Neither Borrower nor any other Consolidated Entity is in violation of any term of any agreement or instrument to which it is a party or by which it may be bound except, as to any non-monetary obligation thereunder, where a violation thereof could not be expected to have a Material Adverse Effect or of its charter, minutes or its bylaws.

                  (c) Borrower and each other Obligor has all requisite corporate power and authority to enter into and perform this Agreement and the applicable Loan Documents and to incur the obligations herein or therein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Agreement or the applicable Loan Documents, and the documents and related agreements required hereby.

                  (d) This Agreement, the Revolving Credit Note(s) to be issued hereunder, and all related Loan Documents required to be executed and delivered by Borrower and each other Obligor hereunder, when delivered, will be valid and binding upon Borrower and each such other Obligor and enforceable in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general equity principles.


         5.2 PLACES OF BUSINESS: The only places of business of Borrower and each other Obligor, and the places where each keeps and intends to keep its Property, are at the addresses shown on Schedule "5.2" attached hereto and made part hereof.

         5.3 PENDING LITIGATION: There are no judgments or judicial or administrative orders, decrees, injunctions, litigation, proceedings or investigations (civil or criminal) pending, or to the knowledge of Borrower, threatened, against Borrower or any Consolidated Entity in any court or before any Governmental Authority except as shown on Schedule "5.3" attached hereto and made part hereof. No matter listed on Schedule 5.3 has caused or, if adversely determined, is reasonably likely to have a Material Adverse Effect. Neither Borrower nor any Consolidated Entity is in default with respect to any order or decree of any Governmental Authority. Neither Borrower nor any Consolidated Entity has been indicted in connection with or convicted or engaged in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

         5.4 TITLE TO PROPERTIES: Borrower and each Consolidated Entity has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it respectively purports to own, free from Liens and free from the claims of any other Person, except for those Permitted Liens.

         5.5 GOVERNMENTAL CONSENT: Neither the nature of Borrower nor any other Obligor or of their business or Property, nor any relationship between Borrower or any other Obligor and any other Person, nor any circumstance affecting Borrower or any other Obligor in connection with the issuance or delivery of this Agreement or other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower or any other Obligor in connection with the execution and delivery of this Agreement or the issuance or delivery of this Agreement or the other Loan Documents.

         5.6 TAXES: All tax returns required to be filed by Borrower and any Consolidated Entity in any jurisdiction have in fact been filed except where such failure to file would not be expected to have a Material Adverse Effect, and all taxes, assessments, fees and other governmental charges upon Borrower and any Consolidated Entity, or upon any of their respective Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP. Borrower is not aware of any proposed additional tax assessment or material tax to be assessed against or applicable to Borrower or any Consolidated Entity.

         5.7 FINANCIAL STATEMENTS: The annual audited consolidated balance sheet of Borrower as of December 31, 1997, and the related statements of profit and loss, stockholder's equity and cash flows, each as of such date, all accompanied by reports thereon from Borrower's independent certified public accountants, (complete copies of which have been delivered to Lender), and the quarterly consolidated financial statements of Borrower as of March 31, 1998, have been prepared in accordance with GAAP and present fairly the financial position of the Borrower as of such date and the results of its operations for such period. The fiscal year for Borrower and each Consolidated Entity currently ends on December 31. Borrower's and each Original Guarantor's federal tax identification number are shown on Schedule "5.7" attached hereto and made part hereof.

         5.8 FULL DISCLOSURE: Neither the financial statements referred to in
Section 5.7, nor this Agreement or related agreements and documents or any written statement furnished by Borrower or any Consolidated Entity or any of them to Agent or Lenders in connection with the negotiation of the Revolving Credit and contained in any financial statements or documents relating to Borrower or any Consolidated Entity contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading.

         5.9 SUBSIDIARIES: Neither Borrower nor any Consolidated Entity has any Subsidiaries or Affiliates, except as shown on Schedule "5.9" attached hereto and made a part hereof.

         5.10     GUARANTEES, CONTRACTS, ETC.

                  (a) Neither Borrower nor any Consolidated Entity owns or holds equity or long term debt investments in, has any outstanding advances to, or serves as guarantor, surety or accommodation maker for the obligations of, any Person, or has entered into any leases for real or personal Property (whether as landlord or tenant), except the Surety Documents and as shown on Schedule "5.10," attached hereto and made part hereof.

                  (b) Neither Borrower nor any Consolidated Entity is a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or is reasonably likely to have a Material Adverse Effect.

                  (c) Neither Borrower nor any Consolidated Entity has agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien other than a Permitted Lien.


         5.11 GOVERNMENT REGULATIONS, ETC.:

                  (a) The use of the proceeds of and Borrower's issuance of the Revolving Credit Note will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R.,

Chapter II. Borrower does not own or intend to carry or purchase any "margin stock" within the meaning of said Regulation U with any proceeds of any Advance, excluding (assuming no breach of the first sentence of this paragraph) any margin stock of, or which may be owned by, an Acquired Entity acquired through a Permitted Acquisition.

                  (b) Borrower and each Consolidated Entity have obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business, except for those which, if not obtained, would not cause a Material Adverse Effect.

                  (c) As of the date hereof, no employee benefit plan , as defined in Section 3(3) of ERISA, (other than a multi employer plan described in Section 3(37) of ERISA) maintained by Borrower or any Consolidated Entity or under which Borrower or any Consolidated Entity could have any liability under ERISA ("Pension Plan")(i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, except as shown on Schedule "5.11(c)" attached hereto and made part hereof, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Borrower or any Consolidated Entity to any material liability, or (iv) has been terminated if such termination would subject Borrower or any Consolidated Entity to any material liability. Neither Borrower nor any Consolidated Entity has assumed, or received notice of a claim asserted against Borrower or such Consolidated Entity for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi employer pension plan. Borrower and each Consolidated Entity has timely made all contributions when due with respect to any multi employer pension plan in which it participates and no event has occurred triggering a claim against Borrower or such Consolidated Entity for withdrawal liability with respect to any multi employer pension plan in which Borrower or such Consolidated Entity participates. All Pension Plans and multi employer pension plans in which Borrower and each Consolidated Entity participates are shown on Schedule "5.11(c)".

                  (d) Neither Borrower nor any Consolidated Entity is in violation of or has received written notice that it is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, province, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including without limitation, Environmental Laws).

                  (e) Borrower and each Consolidated Entity is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

         5.12 BUSINESS INTERRUPTIONS: Within five (5) years prior to the date of this Agreement, none of the business, Property or operations of Borrower or any Consolidated Entity has been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state, province or local government, or any political subdivision or agency thereof, directed against Borrower or such Consolidated Entity. There are no pending or threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting the business being operated by Borrower or any Consolidated Entity.

         5.13     NAMES:

                  (a) Within five (5) years prior to the Closing Date, neither Borrower nor any other Obligor has conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule "5.13(a)", attached hereto and made part hereof. Except as shown on Schedule "5.13(a)", Borrower and each other Obligor is the sole owner of all names shown on Schedule "5.13(a)" and any and all business done and all invoices issued in such trade names are Borrower's or such other Obligor's sales, business and invoices. Each trade name of Borrower and each other Obligor represents a division or trading style of Borrower and such other Obligor and not a separate corporate subsidiary or affiliate or independent entity.

                  (b) All trademarks, service marks, patents or copyrights which Borrower and each other Obligor uses or plans to use and any license necessary for such use are shown on Schedule "5.13(b) attached hereto and made part hereof. The Borrower or such other Obligor identified on Schedule "5.13(b)" is the sole owner of such Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are shown on such Schedule "5.13(b)." Neither Borrower nor any other Obligor is in violation of any rights of any other Person with respect to such Property.

         5.14 OTHER ASSOCIATIONS: Neither Borrower nor any Consolidated Entity is engaged or has an interest in any joint venture or partnership with any other Person except as shown on Schedule "5.14" hereto and made part hereof.

         5.15 ENVIRONMENTAL MATTERS: Except as shown on Schedule "5.15" attached hereto and made part hereof:

                  (a) No Property presently owned, leased, controlled or operated by Borrower or any Consolidated Entity contains, or has previously contained, and, no property formerly owned, leased or operated by Borrower or any Consolidated Entity during the period of such ownership, lease of operation, contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) is reasonably likely to give rise to liability to Borrower or to Obligors taken as a whole under, any Environmental Law which could be reasonable expected to have a Material Adverse Effect.

                  (b) Borrower and each Consolidated Entity is in compliance, and, for the duration of all applicable statutes of limitations periods, have been in compliance in all material respects with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to such properties which is reasonably likely to interfere with any of their continued operations or to impair the fair saleable value thereof.

                  (c) Neither Borrower nor any Consolidated Entity has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws and Borrower has no knowledge that any such notice will be received or is being threatened.

                  (d) Neither Borrower nor any Consolidated Entity has transported or disposed of

Hazardous Substances in a manner or to a location which are reasonably likely to give rise to liability of Borrower or any Consolidated Entity under any Environmental Law.

                  (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of Borrower, threatened, under any Environmental Law to which Borrower and any Consolidated Entity is or, to Borrower's knowledge, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect under any Environmental Law.

         5.16 REGULATION O: No director, executive officer or principal shareholder of Borrower or any Consolidated Entity is a director, executive officer or principal shareholder of Agent or any Lender. For the purposes hereof the terms "director" (when used with reference to a Lender), "executive officer" and "principal shareholder" have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

         5.17 CAPITAL STOCK: The authorized and outstanding Capital Stock of Borrower and each Consolidated Entity (and the owners thereof as of the date of this Agreement) is as shown on Schedule "5.17" attached hereto and made part hereof. All of the Capital Stock of Borrower and each Consolidated Entity has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. Except for the rights and obligations shown on Schedule "5.17", there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any Consolidated Entity or any of the shareholders of Borrower or any Consolidated Entity is bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of Borrower or any Consolidated Entity. Except as shown on Schedule "5.17," neither Borrower nor any Consolidated Entity has issued any securities convertible into or exchangeable for shares of its capital stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares. The representations in this Section 5.17 shall not be made as to Borrower following consummation of the IPO.

         5.18 SOLVENCY: Borrower and each Consolidated Entity is solvent, is able to pay its respective debts as they become due, and has capital sufficient to carry on its respective business and all businesses in which each is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay such entity's debts. Neither Borrower nor any Consolidated Entity will be rendered insolvent by the execution and delivery of this Agreement or any of the other documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

         5.19 INTERRELATEDNESS OF BORROWER AND OBLIGORS: The business operations of Borrower and each other Obligor are interrelated and complement one another, and such companies have a common business purpose, with inter-company bookkeeping and accounting adjustments used to separate their respective Properties, Liabilities, and transactions. To permit their uninterrupted and continuous operations, such companies now require and will from time to time hereafter require funds for general business purposes. The proceeds of Advances under the Revolving Credit will directly or indirectly benefit Borrower and each Obligor hereunder severally and jointly.

         5.20 INVESTMENT COMPANY: Neither Borrower nor any other Obligor is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is Borrower or any other Obligor controlled by such a company.

         5.21 YEAR 2000 ISSUE: Borrower has reviewed the business and operations of Borrower and the Consolidated Entities to determine whether their business or operations could be affected by any risk that certain computer hardware, software or other equipment used by any such entity may be unable to recognize, interpret or process data or perform date sensitive functions by reason of the advent of the year 2000 ("Year 2000 Issue"). The Year 2000 Issue is not reasonably likely to have any Material Adverse Effect.

                   SECTION 6. BORROWER'S AFFIRMATIVE COVENANTS

         Borrower covenants that until all Obligations are paid and satisfied in full and the Revolving Credit has been terminated:

         6.1 PAYMENT OF TAXES AND CLAIMS: Borrower shall pay and shall cause each Consolidated Entity to pay, before they become delinquent,

                  (a) all taxes (including without limitation withholding taxes), assessments and governmental charges or levies imposed upon Borrower or any Consolidated Entity or any of their Property, and

                  (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons entitled to the benefit of statutory or common law Liens, which, if unpaid, would result in the imposition of a Lien upon its Property; provided, however, that neither Borrower nor any Consolidated Entity shall be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof shall at the time be contested in good faith and by appropriate proceedings, and if Borrower or such Consolidated Entity shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower's or such Consolidated Entity's title to, and its right to use, its Property are not materially adversely affected thereby.

         6.2 MAINTENANCE OF PROPERTIES AND CORPORATE EXISTENCE:

                  (a) PROPERTY - Borrower shall maintain and shall cause each Consolidated Entity to maintain its Property in good condition and make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, all as in the judgment of Borrower or such Consolidated Entity may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times. Borrower and each Consolidated Entity shall pay all rentals when due for all real estate leased by such Borrower and each Consolidated Entity except as may be contested by such entity in good faith by appropriate proceedings with notice thereof timely provided to Agent.

(b) PROPERTY INSURANCE, PUBLIC AND PRODUCTS LIABILITY INSURANCE - Borrower shall maintain and shall cause each Consolidated Entity to maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen's compensation, boiler and machinery, with inflation coverage by endorsement) and
(ii) against public liability, products liability and business interruption insurance in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower and each Consolidated Entity. At or prior to Closing, Borrower shall furnish Agent with duplicate original policies of insurance or such other evidence of insurance as Agent may require. In the event Borrower or any Consolidated Entity fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Agent may do so for Borrower or such Obligor, but Borrower or such Obligor shall continue to be liable for the same. The policies of all such casualty insurance as to Obligors shall contain standard Agent's Loss Payable Clauses issued in favor of Agent under which all losses thereunder shall be paid to Agent (for the pro rata benefit of Lenders) as Agent's interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Agent and shall insure Agent notwithstanding the act or neglect of Borrower or any other Obligor. Borrower hereby appoints and shall cause each other Obligor to appoint Agent as such Obligor's attorney-in-fact, exercisable at Agent's option to endorse any check (but only a check in excess of $50,000 if no Event of Default is outstanding) which may be payable to Borrower or any other Obligor in order to collect the proceeds of such insurance and any amount or amounts collected by Agent pursuant to the provisions of this Section may be applied by Agent, in its sole discretion, to any Obligations (if an Event of Default is outstanding) or to repair, reconstruct or replace the loss of or damage to Collateral under such procedures as Agent in its judgment may from time to time determine. Borrower further covenants that all insurance premiums owing under its and any other Obligor's current casualty policy have been paid. Borrower shall notify and shall cause each other Obligor to notify Agent, promptly, upon Borrower's or such Obligor's receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

     (c) FINANCIAL RECORDS - Borrower shall keep and shall cause each Consolidated Entity to keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change and shall not permit any Consolidated Entity to change its respective fiscal year end date without the prior written consent of Agent.

     (d) CORPORATE EXISTENCE AND RIGHTS - Borrower shall do and shall cause each Consolidated Entity to do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises, except for any merger permitted under Section 7.1 below.

     (e) COMPLIANCE WITH LAWS - Borrower shall be and shall cause each Consolidated Entity to be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including, without limitation, securities laws and regulations and Environmental Laws), and shall obtain any and all licenses, permits, franchises or other govern- mental authorizations necessary to the ownership of its Property or to the conduct of its busi-nesses, which violation or failure to obtain causes or is reasonably likely to cause a Material Adverse Effect. Borrower shall timely satisfy and shall cause each Consolidated Entity to timely satisfy all assessments, fines, costs and penalties imposed by any governmental body against such Consolidated Entity or any Property of such Consolidated Entity.

                  6.3 BUSINESS CONDUCTED: Borrower shall continue and shall cause each other Obligor to continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. Borrower shall not engage and shall not permit any other Obligor to engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by Borrower or such Obligor immediately prior to the Closing Date, unless such line of business is reasonably related to such business so conducted prior to the Closing Date.

                  6.4 LITIGATION: Borrower shall give and shall cause each other Obligor to give prompt notice to Agent of any litigation claiming in excess of $250,000 from Borrower or such Obligor, or which may otherwise have a Material Adverse Effect.

                  6.5 ISSUE TAXES: Borrower shall pay and shall cause each Consolidated Entity to pay all taxes (other than taxes based upon or measured by any Lender's income or revenues or any personal property tax), if any, in connection with the issuance of the Revolving Credit Note(s) and the recording of any Lien documents. The obligations of Borrower hereunder shall survive the payment of the Obligations and the termination of this Agreement.

                  6.6 BANK ACCOUNTS: Borrower shall maintain and shall cause each other Obligor other than UDI Canada to maintain its major depository and disbursement account(s) with Agent.

                  6.7 EMPLOYEE BENEFIT PLANS: Borrower shall and shall cause each Consolidated Entity to (a) fund each Pension Plan in a manner that will satisfy the minimum funding standards of Section 302 of ERISA or of the IRS, or will promptly satisfy any accumulated funding deficiency that arises under
Section 302 of ERISA or of the IRS, (b) furnish Agent, promptly upon Agent's request of the same, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to any such Pension Plan, or which Borrower or such Consolidated Entity may receive from the United States Department of Labor, the IRS or the PBGC, with respect to any such Pension Plan, and (c) advise Agent within 30 days of learning of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA, other than a Reportable Event for which the thirty (30) day notice requirement has been waived by the PBGC) or any non-exempt prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan and the action which Borrower or such Consolidated Entity proposes to take with respect thereto. Borrower shall make and shall cause each Consolidated Entity to make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Agent (x) upon its receipt of notice of the assertion against Borrower or such Consolidated Entity of a claim for withdrawal liability, and (y) upon the occurrence of any event which, to the best of Borrower's knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower or such Consolidated Entity or may give rise to any lien against Property of Borrower or such Consolidated Entity.

     6.8 FINANCIAL COVENANTS:

        (a) Borrower shall maintain and comply with the following financial covenants prior to the consummation of the IPO:

           (i) CONSOLIDATED TANGIBLE NET WORTH: Borrower shall have a Consolidated Tangible Net Worth of not less than $(500,000) as of September 30, 1998, $(750,000) as of December 31, 1998 and at all times through March 30, 1999, and $500,000.00 as of March 31, 1999 and at all times thereafter.

           (ii) FUNDED DEBT TO TANGIBLE NET WORTH RATIO: Borrower shall have a Funded Debt to Tangible Net Worth Ratio of not more than 8 to 1 as of March 31, 1999 and at all times through March 30, 2000 and 6 to 1 as of March 31, 2000 and at all times thereafter.

           (iii) CURRENT RATIO: Borrower shall have a Current Ratio of at least .6 to 1 at all times through December 30, 1999, .75 to 1 as of December 31, 1999 and at all times through December 30, 2000 and .8 to 1 as of December 31, 2000 and at all times thereafter.

           (iv) INTEREST COVERAGE RATIO: Borrower shall have an Interest Coverage Ratio of at least 1.75 to 1 as of March 31 and June 30, 1999, 2.0 to 1 as of September 30, 1999, 2.25 to 1 as of December 31, 1999 and 2.5 to 1 as of the last day of each fiscal quarter thereafter.

           (v) CONSOLIDATED CAPITAL EXPENDITURES: Borrower shall not expend for Consolidated Capital Expenditures more than $750,000 in any fiscal year.

           (vi) UDI EBITDA: UDI shall achieve an EBITDA of at least $300,000 for the quarter ending September 30, 1998 and $300,000 for the quarter ending December 31, 1998.

        (b) Borrower shall maintain and comply with the following financial covenants at all times following consummation of the IPO:

           (i) CONSOLIDATED NET WORTH: As of the last day of the fiscal quarter in which the IPO is consummated, Borrower shall have a Consolidated Net Worth of not less than the Consolidated Net Worth as of the date the IPO is consummated plus 50% of Consolidated Net Income in such quarter (without reduction for losses) minus $5,000,000. As of the last day of each subsequent fiscal quarter, Borrower shall have a Consolidated Net Worth of not less than the minimum required Consolidated Net Worth as of the last day of the preceding fiscal quarter plus 100% of all equity securities issued in such quarter plus 100% of all increases in equity attributable to the pooling of interests accounting measurement plus 50% of all Consolidated Net Income in such quarter (without reduction for losses).

           (ii) ND AS OF THE END OF EACH FISCAL QUARTER THEREAFTER.

           (iii) SENIOR DEBT TO EBITDA RATIO: Borrower shall have a Senior Debt to EBITDA Ratio of not more than 5.0 to 1 as of the end of each fiscal quarter through March 31, 1999, 4.0 to 1 as of June 30, September 30 and December 31, 1999 and 3.0 to 1 as of March 31, 2000 and as of the end of each fiscal quarter thereafter.

     6.9 FINANCIAL AND BUSINESS INFORMATION: Borrower shall deliver, or cause to be delivered, to Agent the following:

        (a) FINANCIAL STATEMENTS AND COLLATERAL REPORTS: such data, reports, statements and information, financial or otherwise, as Agent may reasonably request, including, without limitation:

           (i) a Borrowing Base Certificate on a weekly basis (or such more frequent basis as Agent may request if either (x) an Event of Default is outstanding or (y) Excess Borrowing Availability is less than 10% of the Maximum Loan Amount);

           (ii) within forty-five (45) days after the end of each calendar quarter in each fiscal year of Borrower, the consolidated and consolidating earnings, cash flow and retained earnings statement of Borrower and each Consolidated Entity for such quarter and for the expired portion of the fiscal year ending with the end of such month, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and the consolidated and consolidating balance sheet of Borrower and each other Consolidated Entity as at the end of such quarter, setting forth in comparative form the corresponding figures as at the end of the corresponding period of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of Borrower to have been prepared from the books and records of Borrower;

           (iii) within ninety (90) days after the end of each fiscal year of Borrower, the consolidated earnings, cash flow and retained earnings statements of Borrower and each Consolidated Entity for such year, the consolidated balance sheet of Borrower and each Consolidated Entity as at the end of such fiscal year and a statement of cash flows for such fiscal year, setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited and certified, without qualification, by independent public accountants of recognized standing, selected by Borrower and reasonably satisfactory to Agent, to have been prepared in accordance with GAAP, and such independent public accountants shall also certify, without qualification, that in making the examinations necessary to their certification mentioned above they have reviewed the terms of this Agreement and the accounts and conditions of Borrower during the accounting period covered by the certificate and that such review did not disclose the existence of any condition or event which constitutes a Default or an Event of Default (or that such conditions or events existed, describing them) together with copies of any management letters provided by such accountants to management of Borrower; and

           (iv) within fifteen (15) days of the end of each calendar month, an accounts receivable aging report, accounts payable aging report, inventory certificates, and account status reports, for Borrower and each other Obligor, a profit and loss statement for Borrower and each Consolidated Entity, and such other reports as to Borrower and/or any Consolidated Ent officer as true and correct, all in form and substance reasonably satisfactory to Agent;

        (b) NOTICE OF EVENT OF DEFAULT - promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action the Obligors are taking (and propose to take) with respect thereto;

        (c) NOTICE OF CLAIMED DEFAULT - promptly upon receipt by Borrower or any other Consolidated Entity, notice of default, oral or written, given to Borrower or such Obligor by any creditor for borrowed money, or holding long term Indebtedness of such Obligor in excess of Two Hundred, Fifty Thousand Dollars ($250,000); and

        (d) SECURITIES AND OTHER REPORTS - if Borrower or any Consolidated Entity shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming avail- able, one copy of each financial statement, report, notice or proxy statement sent by Borrower or such Consolidated Entity to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower or such Consolidated Entity with any securities exchange or with federal or state securities and exchange commissions or any successor agency.

     6.10 OFFICERS' CERTIFICATES: Along with the set of financial statements delivered to Agent the end of each calendar quarter and fiscal year pursuant to
Section 6.9(a) hereof, and within thirty (30) days of the consummation of any Permitted Acquisition, Borrower shall deliver to Lender a certificate ("Compliance Certificate") (in the form of Exhibit "G" attached hereto and made a part hereof) from the chief financial officer of Borrower (and as to certificates accompanying the annual statements of Borrower, also certified by Borrower's independent certified public accountant) setting forth:

        (a) COVENANT COMPLIANCE - the information (including detailed calculations) required in order to establish whether Borrower is in compliance with the requirements of Sections 6.8 as of the end of the period covered by the financial statements then being furnished (and any exhibits appended thereto) under Section 6.9 and after giving effect to any Permitted Acquisition; and

        (b) EVENT OF DEFAULT - that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his or her supervision) a review of the transactions and conditions of Borrower and each other Obligor from the beginning of the accounting period covered by the earnings statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

     6.11 AUDITS AND INSPECTION: Borrower shall permit and shall cause each other Obligor to permit any of Agent's officers, agents or other representatives to visit and inspect any of the locations of Borrower or such other Obligor, to examine and audit Borrower's or such Obligor's books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants. If no Event of Default is outstanding, there shall not be more than four (4) audits per year and Obligors shall be obligated to pay for the first two (2) audits at the standard rates charged by Agent for such activity (plus Agent's out-of-pocket expenses). If an Event of Default is outstanding, there shall be no limit on the number of audits and all audits shall be at Obligors' expense.

     6.12 TAX RETURNS AND REPORTS: At Agent's request from time to time, Borrower shall furnish and shall cause each Consolidated Entity to promptly furnish Agent with copies of the annual federal, state or provincial income tax returns of Borrower and such Consolidated Entity. If requested by Agent, Borrower shall furnish and shall cause each Consolidated Entity to promptly furnish Agent with copies of all reports filed with any federal, state or local govern-mental authority or agency, board or commission.

     6.13 INFORMATION CONCERNING BORROWER AND CONSOLIDATED ENTITIES:

        (a) Any Lender may divulge to any participant, co-lender or assignee or prospective participant, co-lender or assignee it may obtain in the Loans or any portion thereof all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents,

        (b) All non-public information provided by or on behalf of Borrower or any Consolidated Entity pursuant to or in connection with this Agreement shall be treated as confidential; provided, however that nothing shall prevent Agent or any Lender from disclosing such information (i)to its employees, attorneys, accountants, advisors and agents; (ii) upon request or demand of any governmental or regulatory body; (iii) in response to any court order decree or other requirements of law; (iv) in the exercise of any remedy hereunder or in connection herewith; (v) to any party referenced in clause (a) above who agrees to be bound by the provisions hereof; or (vi) which has been publicly disclosed.

     6.14 MATERIAL ADVERSE DEVELOPMENTS: Borrower agrees that immediately upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which would reasonably be expected to have a Material Adverse Effect, it shall give to Agent telephonic or telegraphic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Agent on the same day such verbal communication is made on the next business day thereafter.

     6.15 PLACES OF BUSINESS: Borrower shall give and shall cause each other Obligor to give ten(10) days prior written notice to Agent of any changes in the location of any of its respective places of business, of the places where records concerning its Accounts are kept, or the establishment of any new, or the discontinuance of any existing place of business.

     6.16 ACCOUNT VERIFICATION: Whether or not a Default or an Event of Default has occurred, any of Agent's officers, employees or agents shall have the right at any time, upon reasonable notice during business hours, in the name of Agent or Borrower or any other Obligor, to verify the validity, amount or any other matter relating to Accounts by mail, telephone or otherwise. Borrower shall cooperate and shall cause each other Obligor to cooperate fully with Agent, its officers, employees or agents in such process.

     6.17 YEAR 2000 UNDERTAKING: Borrower shall take and cause each Consolidated Entity to take all material actions necessary to assure that at all times the computer based systems utilized by Borrower and each Consolidated Entity are able to effectively recognize, interpret and process data by reason of the Year 2000 Issue such that no Material Adverse Effect will result from the Year 2000 Issue. At Agent's request, Borrower shall provide and cause each Consolidated Entity to provide to Agent assurances reasonably acceptable to Agent that the computer based systems utilized by Borrower and each Consolidated Entity are able to recognize, process and perform functions involving dates on or after December 31, 1999 in compliance with this Section 6.17.

                    SECTION 7. BORROWER'S NEGATIVE COVENANTS:

     Borrower covenants that until all of Obligations are paid and satisfied in full and the Revolving Credit has been terminated, that:

     7.1 ASSET SALE, MERGER, CONSOLIDATION, DISSOLUTION OR LIQUIDATION:

        (a) Neither Borrower nor any Consolidated Entity shall engage in any Asset Sale other than (i) Inventory sold in the ordinary course of such Person's business, (ii) equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such disposition, and
(iii) obsolete or surplus equipment sold or otherwise disposed of from time to time.

        (b) Neither Borrower nor any Consolidated Entity shall merge or consolidate with any other Person except among themselves or to effectuate a Permitted Acquisition or commence a dissolution or liquidation.

     7.2 ACQUISITIONS: Except for a Permitted Acquisition, neither Borrower nor any Consolidated Entity shall acquire all or a material portion of the Capital Stock, securities or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction.

     7.3 LIENS AND ENCUMBRANCES: Neither Borrower nor any Consolidated Entity shall: (i) execute a negative pledge agreement with any Person covering any of its Property which may prohibit Liens in favor of Agent or any successors, assignees or replacement lender(s) from time to time (regardless of the amount or terms thereof), or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens. As used herein, "Permitted Liens" means:

        (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons, provided the payment thereof is not at the time required by Section 6.1;

        (b) Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws;

        (c) Existing Liens shown on Schedule "7.3" attached hereto and made part hereof;

        (d) Liens constituting purchase money security interests hereafter created by Borrower or a Consolidated Entity to Persons providing financing for Capital Expenditures permitted under this Agreement so long as each obligation secured by a Lien permitted by this subparagraph (d) does not exceed 100% of the lower of the cost or fair market value of the Property acquired with such financing;

        (e) Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

        (f) All easements, zoning restrictions, flowage rights, rights-of-way, covenants, conditions, restrictions, licenses, agreements and other similar matters effecting real Property and/or buildings and improvements, including the unrecorded easements and similar agreements, which in the aggregate, are not substantial in amount and which do not in any case materially detract from the use of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Consolidated Entity;

        (g) All building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any Federal, state, county, municipal or other governmental authority now or hereafter enacted;

        (h) Liens created pursuant to the Security Documents;

        (i) Liens on the equipment and/or real Property of a Person which becomes an Obligor after the Closing Date securing term Indebtedness; PROVIDED that (i) such Liens existed at the time such Person became an Obligor and were not created in anticipation thereof and (ii) any such Lien is not spread to cover any other Property of such Person; and

        (j) Liens on Property of a Consolidated Entity which is not an Obligor securing Indebtedness described in Section 7.6(b)(vi).

     7.4 TRANSACTIONS WITH AFFILIATES OR SUBSIDIARIES:

        (a) Neither Borrower nor any Consolidated Entity shall enter into any transaction with any other Consolidated Entity, Subsidiary or other Affiliate including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless such transaction (i) represents an unsecured loan from an Obligor to another Obligor for working capital needs of such Obligor in the ordinary course of its business or is a repayment thereof, (ii) represents a sale of inventory among Obligors in the ordinary course of each entity's business or a payment therefor, (iii) is intended for incidental administrative purposes, (iv) is permitted under Section 7.1(b) above, or (v) represents an arms' length transaction among Obligors for consideration and on terms substantially similar to that which would be available to a party which is not affiliated with such Person.

        (b) Neither Borrower nor any Consolidated Entity shall create any Subsidiary unless such Subsidiary (i) is formed for the purpose of making a Permitted Acquisition, (ii) is in the same line of business as the Obligors, and
(iii) becomes an Obligor immediately upon creation thereof.

     7.5 GUARANTEES: Neither Borrower nor any Consolidated Entity shall become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of any kind of any other Person, except for (a) the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, (b) guaranty obligations created pursuant to a Surety Agreement, and (c) guarantees by an Obligor of Indebtedness of another Obligor permitted under this Agreement to be outstanding so long as the aggregate Indebtedness guaranteed by all such guarantees does not at any time exceed $500,000.

     7.6 DISTRIBUTIONS, REDEMPTIONS AND OTHER INDEBTEDNESS: Neither Borrower nor any Consolidated Entity shall: (a) declare or pay or make any forms of Distribution to its share-holders, other than (i) dividends or distributions made solely with capital stock of Borrower and (iii) dividends by a Consolidated Entity to Borrower; or (b) hereafter incur or be liable for any Indebtedness other than from Lenders except (i) Indebtedness giving rise to a Permitted Lien under Section 7.3(d); (ii) Indebtedness existing as of the date hereof and shown on Schedule "7.6" attached hereto and made part hereof; (iii) inter-company Indebtedness permitted under Section 7.4 above; (iv) unsecured Indebtedness outstanding from time to time in an aggregate amount not exceeding $500,000; (v) Indebtedness of an Acquired Entity assumed as part of a Permitted Acquisition which is (A) term Indebtedness and (B) either (1) unsecured or (2) secured by equipment or real Property of such Acquired Entity subject to the conditions set forth in Section 7.3(i) and (ii); (vi) Indebtedness of a Consolidated Entity which is not an Obligor for borrowed money for use by such Consolidated Entity for working capital; and (vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five (5) Business Days after Borrower becomes aware of its existence.

     7.7 LOANS AND INVESTMENTS: Neither Borrower nor any Consolidated Entity shall make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person, other than (a) investments in
(i) commercial paper maturing in one (1) year or less from the date of issuance rated either A-1 by Standard & Poor's Corporation ("S&P"), P-1 by Moody's Investors Service, Inc. ("Moody's") or other similar nationally recognized credit rating agency of similar standing; (ii) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, or any agency or instrumentality thereof, maturing in twelve (12) months or less from the date of acquisition thereof; (iii) certificates of deposit maturing within ninety (90) days from the date of origin issued by, or money market funds held by, a Federal Reserve Bank or a commercial bank with capital, surplus and undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000.00), (iv) Repurchase Agreements secured by direct obligations of the United States of America, or any agency thereof, maturing in twelve (12) months or less and having a market value at the time such repurchase agreement is entered into at least equal to the amount of the repurchase obligations thereunder, entered into with a Federal Reserve Bank or a commercial bank with capital, surplus and undivided profits of not less than Two Hundred and Fifty Million Dollars ($250,000,000), or (v) equity investments by Borrower or a Consolidated Entity in and to another Consolidated Entity (which, as to any Consolidated Entity which is not an Obligor, shall be limited to the investment existing as of the date of this Agreement), including investment in a corporation which, after giving effect to such investment will become, by a Permitted Acquisition, an Obligor, and (b) loans (i) to employees up to an aggregate amount of $100,000 outstanding at any one time from all Consolidated Entities, and (ii) inter-company loans permitted under Section 7.4.

     7.8 USE OF LENDER'S NAME: Neither Borrower nor any Consolidated Entity shall use Agent's or any Lender's name (or the name of any of any Lender's Affiliates) in connection with any of its business operations other than to identify Agent as agent hereunder and Lenders as the lenders hereunder and depository bank and in such other capacity as any Lender or Agent may agree to serve. Nothing herein contained is intended to permit or authorize Borrower or any Consolidated Entity to make any contract on behalf of Agent or any Lender.

     7.9 MISCELLANEOUS COVENANTS:

        (a) Neither Borrower nor any Consolidated Entity shall become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs its ability to perform under this Agreement.

        (b) Neither Borrower nor any other Obligor shall carry or purchase any "margin stock" within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II with any proceeds of any Advance hereunder or in violation of such regulations. Excluded therefrom (assuming no violation of such regulations) shall be any margin stock of, or which may be owned by, an Acquired Entity acquired through a Permitted Acquisition.

                               SECTION 8. DEFAULT

     8.1 EVENTS OF DEFAULT: Each of the following events shall constitute an event of default ("Event of Default"):

        (a) PAYMENTS - if Borrower fails to make any payment of principal or interest, including any Overadvance, under the Revolving Credit on the due date of such payment or within five (5) days thereafter (subject, however, to Agent's ongoing rights contained in the last sentence of Section 2.2 (a) above); or

        (b) OTHER CHARGES - if Borrower or any other Obligor fails to pay any other charges, fees, Expenses or other monetary obligations owing to Agent or Lenders arising out of or incurred in connection with this Agreement within five
(5) days after notice the date such payment is due and payable or if no date is specified then within five (5) days after demand is made for such payment; or

        (c) PARTICULAR COVENANT DEFAULTS - if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Section 6.8 and Section 7 for which no cure period shall exist) such failure continues for more than twenty (20) days after notice from Agent to Borrower of the occurrence thereof; or

        (d) FINANCIAL INFORMATION - if any statement, report, financial statement, or certificate made or delivered by Borrower or any Obligor or any of its officers, employees or agents, to Agent or any Lender is not true and correct, in all material respects, when made; or

        (e) WARRANTIES OR REPRESENTATIONS - if any warranty, representation or other statement by or on behalf of Borrower or any other Obligor contained in or pursuant to this Agreement, any of the Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

        (f) AGREEMENTS WITH OTHERS - if Borrower or any other Obligor shall default beyond any grace period under any agreement with any third party creditor for the payment of Indebtedness if (i) such default consists of the failure to pay any principal, premium or interest with respect to such Indebtedness or (ii) such default consists of the failure to perform any covenant or agreement with respect to Indebtedness in excess of Five Hundred Thousand Dollars ($500,000), if the effect of such default under clause (ii) is to cause Borrower's or such Obligor's obligations which are the subject thereof to become due prior to its maturity date or prior to its regularly scheduled date of payment; or

        (g) OTHER AGREEMENTS WITH AGENT OR LENDERS - if Borrower or any other Obligor breaches or defaults beyond any grace period, or if an event of default occurs under, (i) the Loan Documents, or (ii) any other existing or future agreement (related or unrelated) between Borrower and such Obligor and Agent or any Lender if as to a default covered by this clause (ii) (A) such default consists of the failure to pay any principal, premium or interest with respect to Indebtedness or (B) such default consists of the failure to perform any covenant or agreement with respect to Indebtedness in excess of Two Hundred Fifty Thousand Dollars ($250,000), if the effect of such default under this clause (B) is to cause Borrower's or such Obligor's obligations which are the subject thereof to become due prior to its maturity date or prior to its regularly scheduled date of payment; or

        (h) JUDGMENTS - if any final judgment for the payment of money in excess of One Million Dollars ($1,000,000) (a) which is not fully and unconditionally covered by insurance or (b) for which Borrower or such Obligor has not established a segregated cash or cash equivalent reserve (to Agent's satisfaction) in the amount of such judgment shall be rendered by a court of record against Borrower or any Obligor and such judgment shall continue unsatisfied and in effect for a period of twenty (20) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

        (i) ASSIGNMENT FOR BENEFIT OF CREDITORS, ETC. - if Borrower or any Obligor makes or proposes an assignment for the benefit of creditors generally, or offers a composition or extension to creditors; or

        (j) BANKRUPTCY, DISSOLUTION, ETC. - upon the commencement of any action for the dissolution or liquidation of Borrower or any Obligor, or the commencement of any case or proceeding for reorganization or liquidation of Borrower's or any Obligor's debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower or such Obligor (or in the case of UDI Canada so long as it is an Obligor, files any proposal under the Bankruptcy and Insolvency Act of Canada); PROVIDED, HOWEVER, that Borrower or such Obligor shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty (60) day period, Lenders shall not be obligated to make Advances hereunder, and Agent (on behalf of Lenders) may seek adequate protection in any bankruptcy proceeding; or

        (k) RECEIVER - upon the appointment of a receiver, liquidator, custodian, trustee, administrator or similar official or fiduciary for Borrower or any Obligor or for any of Borrower's or any Obligor's Property; or

        (l) EXECUTION PROCESS, ETC. - the issuance of any execution or distraint process against any Property of Borrower or any Obligor; or

        (m) TERMINATION OF BUSINESS - if Borrower or any Obligor ceases any portion of its business operations that is material to the business operations of the Obligors taken as a whole; or

        (n) PENSION BENEFITS, ETC. - if Borrower or any Obligor fails to comply with ERISA, so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower's or such Obligor's Pension Plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim with respect to any such Pension Plan, or a "Reportable Event" as defined under ERISA occurs with respect to any such Pension Plan which Agent reasonably determines is likely to result in the termination of such plan(s) under Title IV of ERISA and the imposition of liability upon Borrower or any Obligors in excess of $1,000,000; or

        (o) INVESTIGATIONS - any indication or evidence received by Agent or any Lender that reasonably leads it to believe Borrower or any Obligor may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of Borrower or such Obligor considered as a whole to any governmental entity, federal, state or local.

        (p) CHANGE OF CONTROL - if there shall occur a Change of Control.

        (q) INDICTMENT - if Borrower or any Obligor is criminally indicted.

        (r) SURETY DOCUMENTS - if any breach or default occurs under any Surety Document (subject, as to non-monetary breaches thereunder, to the same grace period as may be applicable under clause (c) above) or any obligation to perform thereunder is terminated.

        (s) PROCEEDINGS AGAINST LENDERS - If any legal or equitable action or proceeding is commenced by Borrower or any other Obligor against Agent or any Lender to avoid or invalidate any obligation of any Obligor to Agent or any Lender, any Lien granted by an Obligor to Agent, or any payment made by an Obligor to Agent or any Lender.

     8.2 CURE - Nothing contained in this Agreement or the other Loan Documents shall be deemed to compel Agent or Lenders at any time to accept a cure of any Event of Default hereunder.

     8.3 RIGHTS AND REMEDIES ON DEFAULT:

        (a) In addition to all other rights, options and remedies granted or available to Agent or Lenders under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Agent may, in its discretion, and shall, at the discretion and upon the written direction of the Majority Lenders, withhold or cease and instruct Lenders to withhold or cease making Advances under



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

the Revolving Credit.

        (b) In addition to all other rights, options and remedies granted or available to Agent or Lenders under this Agreement or the Loan Documents, or otherwise available at law or in equity, Agent may, in its discretion, and shall, at the discretion and upon the written direction of the Majority Lenders, upon or at any time after the occurrence and during the continuance of any Event of Default, elect to terminate the Revolving Credit and to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(j), (k) or (1) shall automatically cause an acceleration of the Obligations).

        (c) In addition to all other rights, options and remedies granted or available to Agent or Lenders under this Agreement or the Loan Documents, Agent may, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default (other than the rights with respect to clause
(iv) below which Agent may exercise at any time after the occurrence and during the continuance and during the continuance of an Event of Default), exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the follist of all such rights and remedies):

           (i) The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including, without limitation, the right to notify the United States postal authorities to redirect mail addressed to Borrower or to an address designated by Agent); or

           (ii) By its own means or with judicial assistance, enter Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

           (iii) Require Borrower at Borrower's expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Agent at any place designated by Agent; or

           (iv) The right to reduce the Maximum Loan Amount, modify the Borrowing Base or any portion thereof or the advance rates or to modify the terms and conditions upon which Lenders may be willing to consider making Advances under the Revolving Credit or to take additional reserves in the Borrowing Base for any reason; or

        (d) Borrower agrees that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Agent's exercise of its rights and remedies with respect to the Collateral, after the occurrence and during the continuance of an Event of Default hereunder.

     8.4 NATURE OF REMEDIES: All rights and remedies granted Agent and/or Lenders hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Agent may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Agent, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, any Obligor, or their Property at any time, under any agreement, with any available remedy and in any order.

     8.5 SET-OFF: If any bank account of any Obligor with Agent or any Lender is attached or otherwise liened or levied upon by any third party, such Person shall have and be deemed to have, without notice to Borrower or any other Obligor, the immediate right of set-off for the pro rata benefit of all Lenders and may apply the funds or amount thus set-off against any of the Obligations hereunder.

                                SECTION 9. AGENT

     9.1 APPOINTMENT AND AUTHORIZATION. Each Lender, and each subsequent holder of any of the Revolving Credit Notes by its acceptance thereof, hereby irrevocably appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Except as may be otherwise expressly provided herein, Borrower is hereby authorized by the Lenders to deal solely with the Agent in all transactions which affect the Lenders under this Agreement and the Loan Documents. The rights, privileges and remedies accorded to the Agent hereunder shall be exercised by the Agent on behalf of all of the Lenders.

     9.2 GENERAL IMMUNITY. Subject to the provisions of this Agreement, the Agent will handle all transactions relating to the Loans and all other Obligations, this Agreement, the Loan Documents and all related documents in accordance with its usual banking practices. In performing its duties as Agent hereunder, the Agent will take the same care as it takes in connection with loans in which it alone is interested. However, neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct.

     9.3 CONSULTATION WITH COUNSEL. The Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     9.4 DOCUMENTS. The Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Revolving Credit Notes or any other instrument or document furnished pursuant hereto or in connection herewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition, the Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document.

     9.5 RIGHTS AS A LENDER. With respect to its applicable Pro Rata Percentage of the Revolving

Credit, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. Subject to the provisions of this Agreement, the Agent may accept deposits from, lend money to and generally engage in any kind of banking or trust business with Borrower and the other Obligors as if it were not the Agent.

     9.6 RESPONSIBILITY OF AGENT. It is expressly understood and agreed that the obligations of the Agent hereunder are only those expressly set forth in this Agreement and that the Agent shall be entitled to assume that no Event of Default, and no event which with the passage of time, or the giving of notice, would constitute an Event of Default, has occurred and is continuing, unless the Agent has actual knowledge of such fact. Except to the extent Agent is required by the Lenders pursuant to the express terms hereof to take, or refrain from taking, a specific action, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Loan Documents. The Agent shall incur no liability under or in respect of this Agreement and the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. The relationship between the Agent and each Lender is and shall be that of agent and principal only and nothing herein shall be construed to constitute the Agent a joint venturer with any Lender, a trustee or fiduciary for any of the Lenders or for the holder of a participation therein nor impose on the Agent duties and obligations other than those set forth herein.

     9.7 COLLECTIONS AND DISBURSEMENTS.

        (a) The Agent will have the right to collect and receive all payments of the Obligations.

        (b) Agent shall pay to each Lender, following receipt by Agent, from the interest actually received by Agent from Borrower, a sum equal to the interest calculated for the actual number of days elapsed on the basis of a year of 360 days, on each Lender's actual Revolving Credit Loan Balance at the rate equal to the applicable rate of interest chosen by Borrower with respect to the outstanding Advances or otherwise in effect under this Agreement. If Agent should for any reason receive less than the full amount of the interest or other compensation due under the Loan Documents, each Lender's share of such interest or compensation shall proportionately decrease.

        (c) If any such payment received by the Agent is rescinded, determined to be unenforceable or invalid or is otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Loan Documents, each Lender will, upon written notice from the Agent, promptly pay over to the Agent its Pro Rata Percentage of the amount so rescinded, held unenforceable or invalid or required to be returned, together with interest and other fees thereon if also required to be rescinded or returned.

        (d) All payments by the Agent and the Lenders to each other hereunder shall be in immediately available funds. The Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Revolving Credit, in a manner customary to the Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense. In the event that any Lender shall receive any payments in reduction of the Obligations in an amount greater than its applicable Pro Rata Percentage in respect of indebteds), such Lender shall hold such excess IN TRUST (to the extent such Lender is lawfully able to do so) for Agent (on behalf of all other Lenders) and shall promptly remit to the Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Percentage. To the extent necessary for each Lender's actual percentage of all outstanding Loans to equal its applicable Pro Rata Percentage, the Lender having a greater share of any payment(s) than its applicable Pro Rata Percentage shall acquire a participation in the applicable outstanding balances of the Pro Rata Shares of the other Lenders as determined by Agent.

        (e) The proceeds from the sale or disposition of any Collateral shall be applied first to Expenses incurred by Agent, then to accrued but unpaid interest, then to accrued but unpaid fees, then to the principal balance of Loans in accordance with each Lender's Revolving Credit Loan Balance and then to Expenses, if any, incurred by Lenders (to the extent subject to reimbursement by Borrower hereunder) in accordance with their Pro Rata Percentages.

     9.8 INDEMNIFICATION. To the extent not promptly paid by Borrower, the Lenders hereby each indemnify the Agent ratably according to their respective Pro Rata Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent under or related to this Agreement or the other Loan Documents or the Loans, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or wilful misconduct. Agent shall have the right to deduct, from any amounts to be paid by Agent to any Lender hereunder, any amounts owing to Agent by such Lender by virtue of this paragraph.

     9.9 EXPENSES.

        (a) All reasonable out-of-pocket costs and out-of-pocket expenses incurred by Agent and not reimbursed on demand by Borrower, in connection with the creation, amendment, administration, termination and enforcement of the Loans (including, without limitation, audit expenses, and counsel fees) and expenditures to protect, preserve and defend Agent's and each Lender's rights and interest under the Loan Documents shall be shared and paid on demand by Lenders pro rata based on their applicable Pro Rata Percentage.

        (b) Agent may deduct from payments or distributions to be made to Lenders such funds as may be necessary to pay or reimburse Agent for such costs or expenses.

     9.10 NO RELIANCE. By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agent. Each Lender shall continue to make its own analysis and evaluation of Borrower. Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition or Property of Borrower, any obligor or any account debtor of Borrower; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of Borrower; or for sufficiency, authenticity, legal effect, validity or enforceability of the Loan Documents. Agent assumes no responsibility or liability with respect to the collectibility of the Obligations or the performance by Borrower of any obligation under the Loan Documents.

     9.11 REPORTING. During the term of this Agreement, Agent will promptly furnish each Lender with a Borrowing Base Certificate as delivered by the Borrower, field examination reports and weekly settlement sheets, and Agent will furnish or make available to each Lender at Agent's office in Philadelphia, Pennsylvania, such other reports and materials actually received by Agent, as any Lender may reasonably request. Agent will notify Lenders within a reasonable period of time (not to exceed ten (10) Business Days) after it receives actual knowledge of any Event of Default under the Loan Documents.

     9.12 REMOVAL OF AGENT. The Agent may resign at any time upon giving thirty
(30) days prior written notice thereof to Lenders and Borrower. The Agent may be removed as Agent hereunder upon the written direction of the Majority Lenders upon the following: (i) gross negligence or wilful misconduct in the performance of Agent's duties or responsibilities under this Agreement; or (ii) if a receiver, trustee or conservator is appointed for Agent or any state or federal regulatory authority assumes management or control of Agent or if, under applicable law, the administrative or discretionary duties and responsibilities of Agent hereunder become controlled by or subject to the approval of any state or federal regulatory authority. Upon any resignation or permitted removal of Agent, the Lenders shall have the right to appoint a successor Agent by majority vote of the other Lenders (based upon the percentages of the total Pro Rata Shares of the Lenders other than the Lender which is the Agent). Upon the acceptance of the appointment as a successor Agent hereunder by such successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder, except that Agent shall execute UCC-3 statements of assignment and execute and deliver such further documents and take such other actions as are reasonably requested by Lenders in connection with the appointment of a successor Agent or to protect the interests of Lenders hereunder.

     9.13 ACTION ON INSTRUCTIONS OF LENDERS. With respect to any provision of this Agreement, or any issue arising thereunder, concerning which the Agent is authorized to act or withhold action by direction of Lenders (or as the case may be under this Agreement, the Majority Lenders), the Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by the requisite Lenders. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Revolving Credit Notes.

     9.14 SEVERAL OBLIGATIONS. The obligation of each Lender is several, and neither the Agent nor any other Lender shall be responsible for any obligation or commitment hereunder of any other Lender.

     9.15 CONSENT OF LENDERS TO AGENT'S RIGHTS.

        (a) Subject to the provisions of this Section 9.15, Agent shall have the sole and exclusive right to service, administer and monitor the Loans and the Loan Documents, including without limitation, the right to exercise all rights, remedies, privileges and options under the Loan Documents, including without limitation the determination as to whether Advances should be made under the Agreement and the determination as to the basis on which and extent to which Advances may be made.

        (b) Notwithstanding anything to the contrary contained in subparagraph
(a) above, Agent shall not, without the prior written consent of all Lenders:
(i) extend the Revolving Credit Maturity Date or any scheduled payment due date under the Revolving Credit, (ii) decrease any interest rate on the Revolving Credit or any fee or other amount payable for the benefit of the Lenders hereunder, (iii) compromise or settle all or a portion of the Obligations, (iv) release any Obligor from the Obligations except (A) in connection with termination of the Revolving Credit and full payment and satisfaction of all Obligations, (B) release of UDI Canada pursuant to Section 2.1(a)(iii) hereof and (C) any release approved by the Majority Lenders in connection with an Asset Sale which may be approved by the Majority Lenders, (v) increase the advance rates above those rates initially set forth herein for purposes of determining the Borrowing Base, (vi) modify Section 9.15(b) or (c) or any other provision of this Agreement or any other Loan Document expressly providing for consent of all Lenders, or the definition of Majority Lenders, (vii) release or subordinate Agent's interest (except with respect to Permitted Liens, to the extent applicable) in any Collateral except in connection with (A) a sale in the ordinary course or other permitted disposition or (B) the enforcement of the Agent's rights and interests in Collateral after the occurrence of an Event of Default, or (viii) increase the Maximum Loan Limit.

        (c) Notwithstanding anything to the contrary contained in subparagraph
(a) abr into any written amendment of, or waive Borrower's noncompliance with, any Event of Default resulting from Borrower's noncompliance with, any provision of this Agreement (other than those referred to in Section 9.15(b)) or of the Loan Documents (which in the case of an amendment to this Section 9, shall also require Agent's written consent) without the prior written consent of the Majority Lenders.

        (d) After an acceleration of the Obligations, Agent shall have the sole and exclusive right, with communication (to the extent reasonably practicable under the circumstances) with all Lenders, to exercise or refrain from exercising any and all rights, remedies, privileges and options under the Loan Documents and available at law or in equity to protect and enforce the rights of the Lenders and collect the Obligations, including, without limitation, instituting and pursuing all legal actions against Borrower or to collect the Obligations, or defending any and all actions brought by Borrower or other Person; or incurring Expenses or otherwise making expenditures to protect the Loans, the Collateral or Lenders' rights or remedies.

        (e) To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take, if any Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within ten (10) Business Days of such Lender's receipt of such written request, such Lender shall be deemed to have given its consent thereto.

        (f) Notwithstanding any other provision of this Section 9.15 and without impairing Agent's discretionary rights under Section 8, to the extent that there occurs any redetermination of which Accounts constitute Eligible Accounts or which Inventory constitutes Eligible Inventory which redetermination results in the creation of an Overadvance and to the extent such Overadvances outstanding at any time as permitted underhout right of disapproval by Lenders or any of them, be entitled to permit Borrower a period not to exceed thirty
(30) days to repay or remove such Overadvance. During such thirty (30) day period, the amount of Loans constituting such Overadvance shall be excluded in the determination of whether availability exists within the Borrowing Base for future Advances.

        (g) The provisions of Section 9 of this Agreement are intended solely for the benefit of Agent and Lenders and not for the benefit of any third party, including without limitation, any Borrower or any other Obligor and any amendment to Section 9 of this Agreement shall not require Borrower's consent.

        (h) Notwithstanding any other provision hereof, no Lender's Pro Rata Share shall be increased without such Lender's written consent and the modification of any Lender's Pro Rata Share shall not be subject to the consent of any other Lender.

     9.16 PARTICIPATIONS AND ASSIGNMENTS:

        (a) Each Lender may at any time grant participations in its Pro Rata Share under this Agreement (collectively, "Participations") to any other bank, lending institution or other entity which the granting Lender reasonably determines has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"); provided however that: (i) all amounts payable by the Borrower to each Lender hereunder and voting rights of each Lender hereunder shall be determined as if such Lender had not granted such Participation; (ii) any agreement pursuant to which any Lender may grant a Participation (A) shall provide that such Lender is not delegating and therefore shall retain the sole right and responsibility to exercise all of its rights and privileges under this Agreement, including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement and (B) shall not release or discharge such Lender from its duties and obligations, which shall remain absolute, hereunder, including its obligation to make Advances hereunder; and (iii) upon entering into any such Participation, the Lender granting such participation shall give written notice thereof to Agent.

        (b) Each Lender may at any time assign all or any portion of its Pro Rata Share (together with its rights and obligations with respect thereto) and its right, title and interest therein or in and to this Agreement and the other Loan Documents to a Lender or any affiliate of a Lender, or to any other bank or financial institution, in each case with thirty (30) days prior written notice to Agent and subject to the prior written consent of the Agent and (if no Event of Default is then outstanding) Borrower, which, in each such case, shall not be unreasonably withheld; provided however that (i) such assignment shall not result in either the assigning or acquiring Lender having a Pro Rata Share of less than $5,000,000; or other documents reasonably requested by Agent; (iii) Borrower shall execute such replacement Revolving Credit Note(s) as may be requested by Agent; (iv) the parties to the assignment shall pay Agent a processing fee of $3,500 at the time of providing such assignment to Agent; and
(v) promptly following receipt of written notice of an assignment, Agent shall prepare and circulate replacement Schedules "A" and 10.8 reflecting the Lender interests immediately following such assignment.

        (c) Notwithstanding anything to the contrary contained herein, each Lender may at any time collaterally assign all or any portion of its rights under this Agreement and its Revolving Credit Note to any Federal Reserve Bank to secure overnight deposits, provided that no such assignment shall release the assigning Lender from its obligations hereunder.

                            SECTION 10. MISCELLANEOUS

                  10.1 GOVERNING LAW: THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

                  10.2 INTEGRATED AGREEMENT: The Revolving Credit Notes, the other Loan Documents, all related agreements and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Agent and each Lender's rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

                  10.3 WAIVER: No omission or delay by Agent or any Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower or any other Obligor, no waiver will be valid unless in writing and signed by requisite Lenders (or Agent on their behalf) and then only to the extent specified.

     10.4 INDEMNITY:

        (a) Borrower releases and shall indemnify, defend and hold harmless Agent and Lenders, and its and their respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, legal fees) resulting from (i) acts or conduct of Borrower or any other Obligor under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower's or any other Obligor's breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) Borrower's or any Obligor's failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation Environmental Laws, etc.), and (iv) any claim by any creditor, Governmental Authority or shareholder of Borrower or any other Obligor arising out of any transaction whether hereunder or in any related to the Loan Documents, and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting from acts or conduct of Agent or any such Lender or other indemnified person, constituting wilful misconduct or gross negligence. This indemnity shall survive the termination of this Agreement.

        (b) Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action or claim by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection if the indemnifying party is unable to defend such actions as a resbe brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. Any indemnifying party hereunder shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld or delayed.

     10.5 TIME: Whenever Borrower or any Obligor shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrower's or any other Obligor's performance under all provisions of this Agreement and all related agreements and documents.

     10.6 EXPENSES OF AGENT: At Closing and from time to time thereafter, Borrower will pay promptly upon demand of Agent all reasonable costs, fees and expenses of Agent in connection with the (a) analysis, negotiation, preparation, execution, administration and delivery of this Agreement and other Loan Documents and the documents and instruments referred to herein and therein and any amendment, restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective (including, without limitation, search costs, the reasonable fees, expenses and disbursements of counsel for Agent and reasonable charges of any expert consultant to Agent) and (b) the enforcement of any Obligations of, or the collection of any payments owing from, Borrower or any other Obligor under this Agreement and/or the other Loan Documents or protection or defense of the rights of Agent under this Agreement or the Loan Documents, or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a "work-out" or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees, expenses and disbursements of counsel and any consultant or expert for Agent and reasonable allocated costs of internal counsel) (collectively, the "Expenses");

     10.7 BROKERAGE: This transaction was brought about and entered into by Agent, Lenders, Borrower and each other Obligor acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents that it has not committed Agent or any Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made by Agent or any Lender by any broker, finder or agent or other person, Borrower hereby indemnify, defend and save such party harmless against such claim and further will defend, with counsel satisfactory to Agent, any action or actions to recover on such claim, at Borrower's own cost and expense, including such party's reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in such party's favor, the amount demanded shall be deemed a liability of Borrower under this Agreement. This indemnity shall survive a termination of this Agreement.

     10.8 NOTICES:

        (a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

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

                  If to Agent to: First Union National Bank
                                        Broad and Chestnut Streets
                                        Philadelphia, PA  19107
                                        Attn:  Marcus F. Brown
                                               F.C. 1-8-4-18

                  If to Lenders to: Each financial institution listed on Schedule "10.8" attached hereto at the address shown therein.

                  With copies to:       Blank Rome Comisky & McCauley LLP
                                        One Logan Square
                                        Philadelphia, PA  19103
                                        Attn:  Harvey I. Forman, Esquire
                                               Telecopy: (215) 569-5522

                  If to Borrower to:    Office Centre Corporation
                                        38 East 32nd Street
                                        New York, NY 10016
                                        Attn: Joseph E. Hajjar
                                        Chief Financial Officer

        (b) Any notice sent by Agent or any Obligor by any of the above methods shall be deemed to be given when so received.

        (c) Agent and each Lender shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

     10.9 HEADINGS: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

     10.10 SURVIVAL: All warranties, representations, and covenants made by Borrower or any Obligor herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Agent and Lenders, and shall survive the delivery to Lenders of the Revolving Credit Notes, regardless of any investigation made by Agent or any Lender. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Agent shall constitute warranties and representations by Borrower and each other Obligor hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower and any Obligor hereunder or under any other Loan Document shall be deemed continuing until all Obligations are satisfied in full.

     10.11 SUCCESSORS AND ASSIGNS: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower shall not and shall not permit any Obligor to transfer, assign or delegate any of its duties or obligations hereunder.

     10.12 DUPLICATE ORIGINALS: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterpart, all of which counterparts taken together shall constitute one completed fully executed document.

     10.13 MODIFICATION: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by, as applicable, Borrower, such other Obligor, and Lender.

     10.14 SIGNATORIES: Each individual signatory hereto represents and warrants that to the best of his or her knowledge he or she is duly authorized to execute this Agreement on behalf of his or her principal and that he or she executes the Agreement in such capacity and not as a principal.

     10.15 THIRD PARTIES: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower or any other Obligor. Nothing contained in this Agreement shall be construed as a delegation to Agent or any Lender of Borrower's or any other Obligor's duty of performance, including, without limitation, Borrower's duties under any account or contract with any other Person.

     10.16 DISCHARGE OF TAXES, BORROWER'S OBLIGATIONS, ETC.: Agent, in its sole discretion, shall have the right at any time, and from time to time, with prior notice to Borrower if Borrower fails to do so five (5) Business Days after requested in writing to do so by Agent, to: (a) pay for the performance of any of Borrower's obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on any of Borrower's or any other Obligor's Property in viola-tion of this Agreement unless Borrower or such other Obligor is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Revolving Credit, bear interest at the same rate applied to the Revolving Credit, until reimbursed to Agent. Such payments shall not be construed as a waiver by Agent of an Event of Default under this Agreement.

     10.17 WITHHOLDING AND OTHER TAX LIABILITIES: Lenders shall have the right to refuse to make any Advances from time to time unless Borrower shall, at Agent's request, have given to Agent evidence, reasonably satisfactory to Agent, that Borrower and each other Obligor have properly deposited or paid, as required by law, all withholding taxes and all federal, state, province, city, county or other taxes due up to and including the date of the requested Advance except for any tax contested in good faith and by appropriate proceedings with notice thereof timely provided to Lender. Copies of deposit slips showing payment shall likewise constitute satisfactory evidence for such purpose. In the event that any lien, assessment or tax liability against any Obligor shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Agent shall have the right (but shall not be obligated, nor shall Agent or any Lender hereby assume the duty) to pay any such lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Agent shall not pay any such tax, assessment or lien (a) if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by an Obligor or (b) without ten (10) days prior written notice to Borrower if no Event of Default is then outstanding. In order to pay any such lien, assessment or tax liability, Agent shall not be obliged to wait until said lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Agent shall have paid for the discharge of any such lien shall be added to the Revolving Credit and shall be paid by Obligors to Agent with interest thereon, upon demand, and Agent shall be subrogated to all rights of such taxing authority against Obligors.

     10.18 CONSENT TO JURISDICTION: Borrower and Agent hereby irrevocably consent to the jurisdiction of the Courts of Common Pleas of the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking and irrevocably agree to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

     10.19 WAIVER OF JURY TRIAL: BORROWER, AGENT AND EACH LENDER EACH HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS.
--------------------------

                  IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

                                            OFFICE CENTRE CORPORATION

Attest: /s/ Robert J. Gillon, Jr.           By: /s/ Joseph E. Hajjar
        -------------------------               ---------------------------------------
                                            Name: Joseph E. Hajjar
                                                 --------------------------------------
                                            Title: CFO, SVP, Secretary and Treasurer
                                                  -------------------------------------

                                            FIRST UNION NATIONAL BANK, as Agent


                                            By: /s/ Marcus F. Brown
                                                ---------------------------------------
                                            Name: /s/ Marcus F. Brown
                                                 --------------------------------------
                                            Title: Vice President
                                                  -------------------------------------



                                            FIRST UNION NATIONAL BANK


                                            By: /s/ Marcus F. Brown
                                                ---------------------------------------
                                            Name: /s/ Marcus F. Brown
                                                 --------------------------------------
                                            Title: Vice President
                                                  -------------------------------------

                                       58